Exhibit 2.2

Execution Version

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT THE REGISTRANT TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS “*****”.

EQUITY PURCHASE AGREEMENT

DATED NOVEMBER 3, 2025

by and among

EPIC CRUDE PARENT, LP,

PLAINS BK HOLDCO LLC,

and

solely for purposes of Section 6.11, Article VII and Article IX,
PLAINS ALL AMERICAN PIPELINE, L.P.

TABLE OF CONTENTS

Page

ARTICLE I CERTAIN DEFINITIONS		1

1.1	Certain Defined Terms	1

ARTICLE II PURCHASE AND SALE OF INTERESTS; CLOSING		20

2.1	Purchase and Sale of Interests	20
2.2	Time and Place of Closing	21
2.3	Purchase Price; Earnout	21
2.4	Estimated Closing Statement	21
2.5	Post-Closing Adjustment	21
2.6	Deliveries at the Closing	25
2.7	Tax Treatment	26

ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER		28

3.1	Organization, Good Standing, and Authority	28
3.2	Title to the Interests	28
3.3	No Conflicts	29
3.4	Litigation	29
3.5	Bankruptcy	29
3.6	Broker’s or Finder’s Fees	29
3.7	No Other Representations	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TARGET COMPANY GROUP MEMBERS		30

4.1	Organization, Good Standing, and Authority; Capitalization of the Target Company Group Members	30
4.2	No Conflicts	31
4.3	Consents and Authorizations	32
4.4	Taxes	32
4.5	Compliance with Laws	33
4.6	Material Contracts	34
4.7	Broker’s or Finder’s Fees	36
4.8	Financial Statements; Absence of Undisclosed Liabilities	37
4.9	Environmental Matters	38
4.10	Litigation	38
4.11	Property	38
4.12	Insurance	40
4.13	Business Records	40
4.14	Bankruptcy	40
4.15	Bonds and Credit Support	40

4.16	Employment Matters	41
4.17	Intellectual Property	43
4.18	Permits	43
4.19	Related Party Contracts	44
4.20	Imbalances	44
4.21	Absence of Changes	44
4.22	Sufficiency of the Assets	46
4.23	Regulatory Compliance	46
4.24	Corruption; Bribery; Sanctions	47
4.25	Privacy and Cybersecurity	47
4.26	Disclaimer	48

ARTICLE V REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BUYER		49

5.1	Organization, Good Standing, and Authority	49
5.2	Consents	49
5.3	No Conflicts	49
5.4	Litigation	50
5.5	Solvency	50
5.6	Bankruptcy	50
5.7	Broker’s or Finder’s Fees	50
5.8	Investment Intent	50
5.9	Sufficiency of Funds	51
5.10	Independent Evaluation	51

ARTICLE VI COVENANTS		52

6.1	Tax Matters	52
6.2	Continuation of Indemnity; D&O Tail Coverage	54
6.3	R&W Insurance Policy	56
6.4	Fees and Expenses	56
6.5	Retention of Records by the Seller	56
6.6	Public Announcements	58
6.7	Insurance	58
6.8	Further Assurances	59
6.9	Business Marks	59
6.10	Employees	59
6.11	Buyer Parent Guaranty	62
6.12	Hydrocarbon Inventory	62
6.13	Confidentiality	63
6.14	Cash	65
6.15	Data Room	65

ARTICLE VII SURVIVAL AND REMEDIES		65

7.1	No Survival	65

7.2	Waiver and Release; Disclaimer	66

ARTICLE VIII INDEMNIFICATION		69

8.1	Indemnification Obligations	69
8.2	Indemnification Procedures	69
8.3	Limitations on Liability	71
8.4	Indemnity Period	72
8.5	Indemnity Holdback Amount Release	72
8.6	Purchase Price Adjustments	72

ARTICLE IX MISCELLANEOUS		72

9.1	Assignment	72
9.2	Amendments and Waiver	73
9.3	Entire Agreement	73
9.4	Severability	73
9.5	Counterparts	73
9.6	Governing Law and Dispute Resolution	73
9.7	Notices and Addresses	74
9.8	Conflict Waiver; Attorney-Client Privilege	76
9.9	Rules of Construction; Joint Drafting	77
9.10	No Partnership; Third-Party Beneficiaries	78
9.11	Specific Performance	78
9.12	Disclosure Schedules	79
9.13	Non-Recourse	79

*****

*****

v

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated November 3, 2025, is by and among Plains BK Holdco LLC, a Delaware limited liability company (the “Buyer”), EPIC Crude Parent, LP, a Delaware limited partnership (the “Seller”), and, solely for purposes of Section 6.11, Article VII and Article IX, Plains All American Pipeline, L.P., a Delaware limited partnership (“Buyer Parent”). The Buyer, the Seller and Buyer Parent are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, as of the Closing Date, the Seller owns: (a) forty-five percent (45%) of the issued and outstanding membership interests of EPIC Crude Holdings GP, LLC, a Delaware limited liability company (“Crude GP” and such membership interests, the “GP Interests”); and (b) forty-five percent (45%) of the issued and outstanding limited partnership interests of EPIC Crude Holdings, LP, a Delaware limited partnership (“Crude LP”, and such limited partnership interests, the “LP Interests”);

WHEREAS, as of the Closing Date, Crude GP serves as the sole non-economic general partner of Crude LP;

WHEREAS, the Target Companies own and operate the Business; and

WHEREAS, subject to the terms and conditions of this Agreement, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Interests, for the consideration set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used in this Agreement that are not defined in the text of the body of this Agreement shall have the respective meanings set forth below.

“Accounting Firm” is defined in Section 2.5(c).

“Accounting Principles” means the principles, practices, procedures and methodologies set forth on the Schedule 1.1(a).

“Adjustment Escrow Amount” means an amount of cash equal to ***** that will be delivered to the Escrow Agent at Closing pursuant to Section 2.6(b)(v).

“Adjustment Notice” is defined in Section 2.5(b).

1

“Affiliate” when used with respect to a specified Person, means any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by, or under common control with the specified Person. For purposes of this definition: (a) “control” means the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; and (b) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (a). Notwithstanding anything to the contrary in this Agreement: (i) none of Ares or any Ares Fund shall be an Affiliate of the Seller or the Target Company Group, except for purposes of Section 7.2 and Section 9.13; (ii) none of the Non-Selling Entities nor their Affiliates, nor any such Non-Selling Entities’ successors in interest (other than the Target Company Group) shall be an Affiliate of the Seller or the Target Company Group; (iii) SCM Crude shall not be an Affiliate of the Seller or the Target Company Group; (iv) solely with respect to all periods prior to the Closing, the Seller is an Affiliate of the Target Company Group; (v) none of the members of the general partner of PAGP, other than PAGP, shall be an Affiliate of the Buyer, except for purposes of Section 7.2 and Section 9.13 and (vi) with respect to all periods from and after the Closing, the Buyer shall be an Affiliate of the Target Company Group.

“Affiliate Arrangement Termination Agreement” means that Termination Agreement in the form of Exhibit G.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of domestic or foreign corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Legislation” means: (a) the Currency and Foreign Transactions Reporting Act of 1970, as amended; (b) the Bank Secrecy Act, as amended; (c) Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT); and (d) the anti-money laundering Laws of all applicable jurisdictions where the Target Company Group conducts business.

“Ares” means Ares Management LLC, a Delaware limited liability company.

“Ares Fund” collectively means: (a) any fund, managed account or other investment vehicle or client for which Ares or any of its Affiliates provides investment advisory services; and (b) each of their respective Subsidiaries (excluding portfolio investments).

“Assets” means the Target Company Group’s assets (including property owned, leased or used in the Business by the Target Company Group), but excluding any Equity Interests of the Target Company Group Members.

“Assignment Agreement” means an assignment instrument, substantially in the form of Exhibit A.

“Audited Financial Statements” is defined in Section 4.8(a)(i).

2

“Authorization” means any franchise, permit, license, authorization, Order, certificate, registration, variance, exemption, waiver or other consent or approval issued by a Governmental Authority pursuant to any legal authority.

“Balance Sheet Date” is defined in Section 4.8(a)(ii).

“Base Purchase Price” is defined in the definition of “Estimated Purchase Price.”

“Business” means the business of the Target Company Group, as conducted as of the Closing Date and in a manner consistent with historical practice, including the ownership, lease and/or operation, as applicable, of pipelines, and other related assets and any other activities that are incidental, ancillary or necessary to such ownership, lease and operation.

“Business Day” means any day, other than Saturday and Sunday, on which federally insured commercial banks in Houston, Texas are generally open for business and capable of sending and receiving wire transfers.

“Business Marks” means the name “EPIC”, “EPIC Crude”, “EPIC Midstream”, “EPIC Consolidated Operations”, and other trademarks, service marks and trade names owned or held for use by the Seller, the Target Company Group, or any of their Affiliates incorporating “EPIC”, “EPIC Crude”, “EPIC Midstream”, “EPIC Consolidated Operations” and any word or expression similar to “EPIC”, “EPIC Crude”, “EPIC Midstream”, “EPIC Consolidated Operations” or constituting any abbreviation, derivation or extension of “EPIC”, “EPIC Crude”, “EPIC Midstream”, “EPIC Consolidated Operations” or that is reasonably expected to cause confusion with the “EPIC”, “EPIC Crude”, “EPIC Midstream”, or “EPIC Consolidated Operations” name and mark.

“Business Permits” is defined in Section 4.18.

“Business Records” is defined in Section 6.5(a).

“Buyer” is defined in the Preamble.

“Buyer Confidential Information” is defined in Section 6.13(b).

“Buyer Impact Matters” is defined in Section 2.5(a).

“Buyer Indemnified Parties” is defined in Section 8.1.

“Buyer Obligations” is defined in Section 6.11(a).

“Buyer Parent” is defined in the Preamble.

“Buyer Released Parties” is defined in Section 7.2(a).

“Buyer Responsibility Amounts” means: *****

3

“Calculation Time” means 11:59 p.m. Central Time on October 31, 2025.

“Cash” means an amount equal to (a) forty five percent (45%) of all cash and cash equivalents (including marketable securities and short-term investments) of the Target Company Group, minus (b) Restricted Cash. Cash shall: (i) be determined in accordance with the Accounting Principles; (ii) be determined without duplication of any amounts in the calculation of Working Capital; (iii) include deposits in transit and deposited checks or other payments that any Target Company has received but not cleared; and (iv) exclude outstanding checks by any Target Company.

“Cash Difference” is defined in Section 2.5(e).

“Chosen Courts” is defined in Section 9.6(b).

“Claim” means any demand, Proceeding, governmental investigations or audit, administrative order or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.

“Claim Notice” is defined in Section 8.2(a).

“Closing” is defined in Section 2.2.

“Closing Cash” means the aggregate amount of Cash as of the Calculation Time.

“Closing Date” is defined in Section 2.2.

“Closing Indebtedness” means the Indebtedness as of the Calculation Time.

“COBRA” is defined in Section 4.16(k).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council arrangement, voluntary recognition agreement, or other Contract with a union, works council, labor guild, employee association, or other labor organization, including a neutrality or accretion clause or agreement.

“Continuing Employees” is defined in Section 6.10.

4

“Contract” means any written or legally binding contract, agreement, lease or other legally binding commitment or undertaking, excluding any tariffs, Authorizations and any Leases, Rights-of-Way or any other instruments creating or conveying an interest in real property.

“Contributed Asset Assignment” means that Assignment Agreement in the form of Exhibit D.

“Crude GP” is defined in the Recitals.

“Crude LP” is defined in the Recitals.

“Custody Transfer Certificate” means that Custody Transfer Certificate in the form of Exhibit F.

“D&O Indemnified Persons” is defined in Section 6.2(a).

“D&O Provisions” is defined in Section 6.2(a).

“D&O Tail Costs” means all fees, costs and expenses incurred in connection with obtaining the D&O Tail Policy, including all premiums and related brokers fees.

“D&O Tail Policy” is defined in Section 6.2(b).

“Data Room” is defined in Section 9.9(a).

“Disclosure Schedules” means the disclosure schedules attached to and incorporated in this Agreement.

“Earnout Payment Amount” is defined in Annex I.

“Earnout Period” is defined in Annex I.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.

“Employee Benefit Plan” means any (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (ii) employment, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive or other compensatory plans, programs or policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, sponsored, contributed or required to be contributed to by any Target Company Group Member or with respect to which any Target Company Group Member has any Liability, excluding any plan or program that is sponsored or maintained by a Governmental Authority, other than any Employee Benefit Plan that is an individual employment offer letter or employment agreement or individual independent contractor agreement, in each case, with a non-management level employee, that is terminable upon no more than thirty (30) days’ notice without further severance obligations (or such other period provided by applicable Law) and does not provide any retention, change in control or severance payments or benefits.

5

“Employees” means those individuals employed by the Seller or one of its Affiliates (including EPIC Operating) in respect of the Business and whose name or identification number and job title are listed on Schedule 6.10, which list includes any such individual who is on vacation, disability or an approved leave of absence.

“Employment Offer” is defined in Section 6.10(a).

“Employment Transfer Date” is defined in Section 6.10(d).

“Environmental Law” means any Law pertaining to pollution, protection, or preservation of the environment (including natural resources) or human health or safety (regarding exposure to Hazardous Materials), or the use, presence, generation, manufacture, recycling, storage, transport, labeling, handling, management, treatment or actual or threatened Release of, or human exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act.

“EPIC Operating” means EPIC Consolidated Operations, LLC, a Delaware limited liability company.

“EPIC Operating Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement, dated as of August 5, 2025, by and between Buyer Parent and EPIC Operating, as supplemented by the Clean Team Addendum, dated August 5, 2025.

“Equity Interest” means: (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship, or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest, or any other form of ownership; and (b) all rights, warrants, options, convertible securities, exchangeable securities or other instruments (including Indebtedness), or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in the foregoing clause (a) at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means an escrow account established pursuant to the Escrow Agreement for purposes of holding the Adjustment Escrow Amount and the Indemnity Holdback Amount.

“Escrow Agent” means Citibank, N.A.

6

“Escrow Agreement” means the escrow agreement, dated as of the Closing Date, by and among the Buyer, the Seller and the Escrow Agent.

“Estimated Cash” is defined in Section 2.4.

“Estimated Closing Statement” is defined in Section 2.4.

“Estimated Hydrocarbon Inventory Value” is defined in Section 2.4.

“Estimated Indebtedness” is defined in Section 2.4.

“Estimated Purchase Price” means an amount equal to: (a) one billion three hundred twenty-seven million five hundred thousand dollars ($1,327,500,000) (the “Base Purchase Price”); plus (b) the Estimated Cash; (c) (i) plus the amount, if any, that the Estimated Working Capital is greater than Target Working Capital; or (ii) minus the amount, if any, that the Estimated Working Capital is less than the Target Working Capital; minus (d) the Estimated Transaction Expenses; minus (e) the Estimated Indebtedness; minus (f) $2,243,910.54; plus (g) the Estimated Hydrocarbon Inventory Value.

“Estimated Transaction Expenses” is defined in Section 2.4.

“Estimated Working Capital” is defined in Section 2.4.

“Exception Claim” is defined in Section 8.2(b).

“Excess Deficit” is defined in Section 2.5(e).

“Excluded Field Employees” means those Field Employees identified on Schedule 1.1(g).

“Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 15, 2024, among Crude LP, Epic Crude Services, LP and Goldman Sachs Bank USA (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of July 10, 2025).

“FERC” means the Federal Energy Regulatory Commission, and any successor to it.

“Field Employees” means those Employees employed by Seller or any of its Affiliates set forth on Schedule 6.10 designated as “Field Employees”.

“Final Cash” is defined in Section 2.5(a).

“Final Hydrocarbon Inventory Value” is defined in Section 2.5(a).

“Final Indebtedness” is defined in Section 2.5(a).

“Final Purchase Price” means an amount equal to: (a) the Base Purchase Price; plus (b) the Final Cash; (c) (i) plus the amount, if any, that the Final Working Capital is greater than Target Working Capital; or (ii) minus the amount, if any, that the Final Working Capital is less than the Target Working Capital; minus (d) the Final Transaction Expenses; minus (e) the Final Indebtedness; minus (f) $2,243,910.54; plus (g) the Final Hydrocarbon Inventory Value minus (h) the Hydrocarbon Inventory Shortfall.

7

“Final Transaction Expenses” is defined in Section 2.5(a).

“Final Working Capital” is defined in Section 2.5(a).

“Financial Statements” is defined in Section 4.8(a)(ii).

“Fraud” with respect to any Party means any breach or inaccuracy by such Party of any representation or warranty set forth in Article III, Article IV, or Article V, as applicable (in each case, as qualified by the Disclosure Schedules to this Agreement), which breach or inaccuracy is based on each of the following elements: (a) such representation or warranty is false; (b) actual knowledge or belief that such representation or warranty is false (as opposed to imputed knowledge, constructive knowledge, negligent or reckless misrepresentation or a similar theory); (c) an intention to induce the Party to whom such false representation or warranty was made to act or refrain from acting in reliance upon it; (d) such Party to whom such false representation or warranty is made takes or refrains from taking action in reliance upon such false representation or warranty; and (e) such Party to whom such false representation or warranty is made suffers Loss by reason of such reliance.

“GAAP” means generally accepted accounting principles used in the United States for financial reporting, consistently applied.

“Governmental Authorities” means: (a) the United States or any state or political subdivision of the United States or any foreign jurisdiction; and (b) any court, legislature, executive, or official or any governmental or administrative department, commission, board, bureau, agency, or arbitration tribunal of the United States or of any state or political subdivision of the United States or any foreign jurisdiction.

“GP Interests” is defined in the Recitals.

“Hazardous Material” means any material, waste or substance that is defined or regulated as “hazardous” or “toxic”, or as a “pollutant” or “contaminant”, or words of similar regulatory effect, import, or meaning, under any Environmental Law, and asbestos or asbestos-containing materials, lead or lead-containing materials, petroleum and petroleum products, polychlorinated biphenyls, or per- and polyfluoroalkyl substances.

“Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Holdback Release Time” means *****

8

“Hydrocarbon” means oil, gas, minerals, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons (including wet gas, dry gas, residue gas, ethane, propane, iso-butane, nor-butane, gasoline and scrubber liquid), all products refined or separated, or any combination of the foregoing.

“Hydrocarbon Inventory” means all crude oil and condensate owned by the Target Company Group, other than line fill, tank bottoms or other Hydrocarbons held as long-term inventory for the operation of the Business that are not readily marketable.

“Hydrocarbon Inventory Shortfall” is defined in Section 6.12(b).

“Hydrocarbon Inventory Value” means forty five percent (45%) of the aggregate value of all Hydrocarbon Inventory as of 7:00 a.m. Central Time on November 1, 2025, as determined in accordance with Exhibit E-1, without giving effect to the Transactions.

“ICA” means the Interstate Commerce Act as implemented by FERC pursuant to 49 U.S.C. app. §§ 1 et seq., including FERC's rules and regulations under such act.

“Imputed Underpayment” means an “imputed underpayment” within the meaning of Section 6225 of the Code or any similar provision of state, local or non-U.S. Tax Law, as applicable.

“Indebtedness” means, without duplication and calculated in accordance with the Accounting Principles, forty five percent (45%) of: (a) any Indebtedness for Borrowed Money of the Target Company Group; (b) any obligations of the Target Company Group for or on account of finance leases that would properly be classified as a liability on the balance sheet of the Target Company Group prepared in conformity with the Accounting Principles; (c) any obligations of the Target Company Group the reimbursement of drawn letters of credit, bankers’ acceptance or similar credit transactions; (d) the deferred purchase price of property, assets, services or equity interests (but excluding any trade payables or accrued expenses arising in the ordinary course of business); and (e) any obligations of the types described in the foregoing clauses (a) through (d) above of any Person other than a Target Company Group Member, the payment of which is guaranteed, directly or indirectly, by any Target Company Group Member. Notwithstanding the foregoing, “Indebtedness” shall not include any Non-Indebtedness Items.

“Indebtedness for Borrowed Money” means: (a) any indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs); and (b) any obligations evidenced by any note, bond (excluding, for the avoidance of doubt, payment or performance bonds that have not been called), debenture or similar other debt security or similar instrument. Notwithstanding the foregoing, “Indebtedness for Borrowed Money” shall not include any Non-Indebtedness Items.

“Indemnity Holdback Amount” means an amount of cash equal to *****, as such amount may be reduced from time to time in accordance with this Agreement.

“Indemnity Period” is defined in Section 8.4.

9

“Indemnity Release Time” means 11:59 p.m. Central Time on the date that the Earnout Period ends.

“Intellectual Property” means all of the following: (a) patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations of patents and patent applications; (b) trademarks, service marks, trade dress, corporate names, logos and slogans, and Internet domain names, together with all goodwill associated with each of the foregoing and all registrations and applications for such items listed in this clause (b); (c) copyrights and registrations and applications for such items listed in this clause (c); (d) trade secrets, know-how and inventions; and (e) rights in computer software (including rights in source code and executable code).

“Intended Tax Treatment” is defined in Section 2.7(a).

“Interests” collectively means the GP Interests and the LP Interests.

“Inventory Measurement” is defined in Section 6.12(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: *****

“Laws” means all laws, statutes, rules, regulations, codes, ordinances, constitutions, or Orders of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Company Group, excluding Hydrocarbon interests.

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which each Target Company Group Member holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf such Target Company Group Member under the applicable leases, but excluding the Owned Real Property and Rights-of-Way.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, Claim, deficiency, guaranty, or endorsement of or by any Person of any type, whether fixed, known or unknown, and whether accrued, absolute, contingent, matured or unmatured, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Lien” with respect to any specified property or asset means any lien, mortgage, deed of trust, security interest, pledge, charge, hypothecation, claim, condition, easement, collateral assignment, restriction, right of first refusal or first offer, preemptive right, option or other similar Third Party right, license, defect of title, encroachment or other burden or encumbrance similar to any of the foregoing.

10

“Loss” or “Losses” means any and all damages, payments, penalties, assessments, Taxes, disbursements, costs, and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors, and costs of investigation and preparation of any kind or nature whatsoever, or of enforcing a Person’s rights or of pursuing insurance providers.

“LP Interests” is defined in the Recitals.

“Material Contract” is defined in Section 4.6(a).

“Material Insurance Policies” is defined in Section 4.12.

“Maximum Earnout Amount” is defined in Annex I.

“MIP” means, collectively, (a) the EPIC Crude Holdings, LP 2025 Long-Term Bonus Plan and the related award agreements under such plan and (b) the Side Letter related to EPIC Crude Holdings, LP 2025 Long-Term Bonus Plan, dated as of August 27, 2025, by and among Crude LP, Seller, and the Non-Selling Entities.

“MIP Assignment” means an assignment instrument, substantially in the form of Exhibit H.

“Multiemployer Plan” is defined in Section 4.16(g).

“Non-Indebtedness Items” means any: (a) amounts payable under any Related Party Contract that was terminated immediately prior to the Closing; (b) accounts payable to trade creditors, purchase commitments incurred in the ordinary course of business, accrued expenses (including accrued interest expense) or deferred revenues, in each case, to the extent included as current liabilities in the calculation of Working Capital; (c) Liability for Taxes; (d) the current portion of long-term Indebtedness; or (e) Transaction Expenses.

“Non-Selling Entities” collectively means (a) Rattler Midstream Operating LLC, a Delaware limited liability company, (b) Rattler OMOG LLC, a Delaware limited liability company, (c) Altus Midstream Processing LP, a Delaware limited partnership and (d) Kinetik EC Holdco LLC, a Delaware limited liability company.

“Nonparty Affiliate” is defined in Section 9.13.

“NORM” means naturally occurring radioactive material.

“Notification” means any notice to or filing with any Person or Governmental Authority required under the terms of any Material Contract to which the Seller or a Target Company Group Member is a party, by the terms of any Authorization held by or applicable to the Seller or a Target Company Group Member or by Law that is necessary for the Seller to execute, deliver, and perform their obligations under this Agreement and the Transaction Documents to which they are or shall be a party or is otherwise required in connection with the consummation by the Seller of the Transactions or the Transaction Documents.

11

“OFAC” is defined in the definition of Economic Sanctions/Trade Laws.

“On-Leave Employee” is defined in Section 6.10(b).

“On-Leave Transfer Date” is defined in Section 6.10(b).

“Order” means all applicable orders, awards, writs, judgments, verdicts, injunctions, determinations, directives, decrees, stipulations and decisions of or by any Governmental Authority.

“Organizational Documents” with respect to any particular entity means: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) any similar organizational documents of such entity; and (e) any amendment or supplement to any of the foregoing, or any delegation of authority provided pursuant to any of the foregoing.

“Other Indemnifiable Matters” means the matters described on Schedule 8.1, other than the Specified Matters.

“Owned Real Property” means all land owned in fee, together with all buildings, structures, improvements, and fixtures located on such land, and other rights and interests appurtenant to the land owned in fee, owned by the Target Company Group, but excluding Hydrocarbon interests and any Rights-of-Way.

“PAGP” means Plains GP Holdings, L.P.

“Party” and “Parties” are defined in the Preamble.

“Pass-Through Tax Contest” is defined in Section 6.1(c).

“Pass-Through Tax Return” means any Tax Return in respect of income Taxes filed by any Target Company Group Member in respect of a tax period beginning on or prior to the Closing Date to the extent that (a) such Target Company Group Member is treated as a partnership, S corporation, or other “pass-through entity” for purposes of such Tax Return and (b) the items of income and loss or the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the direct or indirect beneficial owners of such Target Company Group Member (including IRS Form 1065, U.S. Return of Partnership Income, and any related state income Tax Return(s)).

“Permitted Equity Liens” is defined in Section 3.2.

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“Permitted Liens” means the following:

(a)           terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document filed or recorded in the appropriate county or parish to reflect title or that are disclosed on any title commitment or title report provided or made available to the Buyer, creating, transferring, limiting, encumbering, or reserving or granting any rights in (including rights of reverter, reservation and life estates) any Real Property, or in any Authorizations or Material Contracts that, singly or in the aggregate, would not materially and adversely affect the value of the Business or materially and adversely interfere with the ownership, use, or operation of the Assets (as currently owned, used or operated as of the Closing Date) or the conduct of the Business (as currently conducted as of the Closing Date);

(b)           Liens for Taxes, assessments, governmental charges or levies that are not yet delinquent or, if delinquent, are being contested in good faith through appropriate proceedings;

(c)           lessors’, mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business that are not delinquent or that are being contested in good faith through appropriate proceedings, and, in each case, for which appropriate reserves have been established in accordance with GAAP on the Financial Statements;

(d)           purchase money Liens and Liens securing rental payments under capital lease arrangements;

(e)           easements for public roads, highways and waterways over, on or in respect of the Owned Real Property or Leased Real Property that are of record and that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the value of the Assets or materially and adversely interfere with the ownership, use, or operation of the Assets (as currently owned, used or operated as of the Closing Date) or the conduct of the Business (as currently conducted as of the Closing Date);

(f)           all mineral leases, mineral reservations, and mineral conveyances of record relating to any and all minerals in and under or that may be produced from any of the lands constituting part of the Real Property or from any other lands or properties on which any part of the respective assets or properties of the Target Company Group is located, and the rights of such holders or lessees;

(g)           Liens arising from restrictions under securities Laws;

(h)          to the extent not applicable to the Transactions or otherwise irrevocably waived prior to the Closing Date, Liens contained in the Organizational Documents of any Target Company;

(i)            easements, restrictive covenants, defects, and other irregularities in title, that, singly or in the aggregate, do not materially adversely affect the value of the Assets or materially interfere with the ownership, use, or operation of the Assets and that are of a nature that would be reasonably acceptable to a prudent pipeline operator;

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(j)            pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, incurred in the ordinary course of business that are not delinquent;

(k)	Liens that would be disclosed by an accurate survey, title report or physical inspection;

(l)	Liens arising under conditional sales contracts and equipment leases with Third Parties;

(m)	Liens expressly reflected and described in the Financial Statements;

(n)           Liens paid or discharged at or prior to the Closing without any ongoing Liability on the Target Company Group;

(o)           Liens created by either the Buyer or any of its Affiliates, successors or assigns, or otherwise consented to in writing by Buyer or any of its Affiliates, successors or assigns;

(p)           all zoning, conservation, entitlement and other land use, building or planning restrictions under applicable Laws (including Environmental Laws), in each case, to the extent the Target Company Group Members are not in material violation of such restrictions;

(q)	the Liens listed on Schedule 1.1(e);

(r)            Liens created by this Agreement or otherwise created by or on behalf of the Buyer or any of its Affiliates;

(s)           other Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Target Company Group (taken as a whole) to operate in the ordinary course of business; and

(t)            Liens arising under the Existing Credit Agreement and the other collateral and loan documents entered into pursuant to or in connection with the Existing Credit Agreement.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, sole proprietorship, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority, or other entity or association.

“Personal Information” means any information that: (a) alone or in combination with other information held by a Target Company Group Member, identifies or could reasonably be used to identify an individual; and/or (b) is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Law.

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“Post-Closing Statement” is defined in Section 2.5(a).

“Pre-Closing Occurrence” is defined in Section 6.7.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” is defined in Section 6.1(a)(i).

“Proceeding” means any action, suit, charge, audit, claim, investigation, examination, litigation, hearing, mediation, prosecution or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding.

“Prorated 2025 Bonus” is defined in Section 6.10(f).

“Purchase Price Deficit” is defined in Section 2.5(e).

“Purchase Price Surplus” is defined in Section 2.5(f).

“R&W Costs” means documented, out-of-pocket fees, costs and expenses paid to Third Parties and paid to the counterparties to the R&W Insurance Policy or any related pollution legal liability policy to bind the R&W Insurance Policy or any related pollution legal liability policy, including premiums, underwriting cost, taxes and brokerage commissions, but excluding any legal expenses incurred by Buyer or its Affiliates.

“R&W Insurance Policy” is defined in Section 6.3(a).

“Real Property” means, collectively, the Owned Real Property, the Leased Real Property, and the Rights-of-Way.

“Regulated Entity” has the meaning set forth in Section 4.23.

“Related Party Contracts” means any Contract other than any Employee Benefit Plan between: (a) on the one hand, any Target Company Group Member; and (b) on the other hand, either (i) the Seller or any of its Affiliates (other than the Target Company Group) or (ii) any director, manager, officer or employee of the Seller or any of its Affiliates (other than the Target Company Group). Notwithstanding the foregoing, none of the following shall be Related Party Contracts: (x) any Contract related to any reorganization of a Target Company Group Member under which the Target Company Group Members no longer have any obligations at or following the Closing; or (y) the Organizational Documents of any Target Company Group Members.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, leaching, abandonment, dispersal or dumping into the environment (including surface water, ground water, land surface or subsurface strata).

“Released Claims and Liabilities” is defined in Section 7.2(a).

“Releasor” is defined in Section 7.2(a).

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“Representatives” with respect to any Person means such Person’s Affiliates and its and their respective managers, members, partners, directors, officers, employees, agents, advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors), and successors and assigns of each of the foregoing.

“Required Notifications” is defined in Section 4.3(a).

“Required Third-Party Consent” is defined in Section 4.3(a).

“Resolution Period” is defined in Section 2.5(b).

“Restricted Cash” means, as of any time of determination, without duplication, the aggregate amount of all cash and cash equivalents required to be reflected as restricted cash on a consolidated balance sheet, calculated in accordance with the Accounting Principles.

“Rights-of-Way” is defined in Section 4.11(c).

“Schedules” means the schedules referenced in this Agreement and attached to this Agreement.

“SCM Crude” means SCM Crude, LLC.

“Screening Requirements” is defined in Section 6.10(b).

“Securities Act” means the Securities Act of 1933.

“Security Incident” is defined in Section 4.25(b).

“Seller” is defined in the Preamble.

“Seller Confidential Information” is defined in Section 6.13(c).

“Seller Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 10, 2025, by and among Buyer Parent, the Seller and EPIC Midstream Holdings, LP.

“Seller Counsel” is defined in Section 9.8(a).

“Seller Released Parties” is defined in Section 7.2.

“Seller Taxes” means any (a) Imputed Underpayment with respect to the Interests attributable to any Pre-Closing Tax Period that is paid by a Target Company Group Member after the Closing Date, or (b) Taxes of the Seller (including, without limitation, capital gains Taxes arising as a result of the Transactions) or any of its Affiliates (excluding the Target Company Group Members) for any Tax period.

“Solvent” as of any relevant time of determination means that: (a) the fair value of the assets of the Buyer and the Target Company Group on a consolidated basis, as of such time, exceeds the sum of all Liabilities of the Buyer and the Target Company Group, including contingent and other Liabilities, as of such time; (b) the fair saleable value of the assets of the Buyer and the Target Company Group on a consolidated basis, as of such time, exceeds the amount that will be required to pay the probable Liabilities of the Buyer and the Target Company Group on their existing debts (including contingent Liabilities) as such debts become absolute and matured; and (c) the Buyer and the Target Company Group on a consolidated basis will not have, as of such time, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such time.

"Specified Matters" means the matters listed as numbers 1 and 2 on Schedule 4.10.

"Specified Matters Cap" means an amount equal to*****

"Straddle Period" means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which: (a) such Person or any other subsidiary of such Person is a general partner, managing member, or sole or controlling member; or (b) at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Person is, directly or indirectly, owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and any one or more of its subsidiaries.

“Subsidiary Interests” is defined in Section 4.1(c).

“Target Company” or “Target Companies” means Crude GP and Crude LP.

“Target Company Group” means the Target Companies and their Subsidiaries.

“Target Company Group Member” means any Target Company or its Subsidiary.

“Target Material Adverse Effect” means any fact, matter, result, change, effect, event, circumstance, development, condition or occurrence that, individually or in the aggregate, (x) is, or would reasonably be expected to be, materially adverse to the assets, properties, business, financial condition or results of operations of the Business and Target Company Group, taken as a whole; or (y) would, or would reasonably be expected to, prevent or materially impair the ability of the Seller or the Target Company Group to perform their respective obligations under this Agreement or to consummate the Transactions. Notwithstanding the foregoing, in no event will any result, change, effect, event, circumstance, development, condition or occurrence to the extent arising out of or resulting from any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Target Material Adverse Effect: (a) the execution or announcement of this Agreement and the Transactions (other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the Transactions or the consummation of the Transactions); (b) changes in conditions affecting the Hydrocarbons transportation, treatment, processing or storage industries generally or in the general geographic areas in which the Target Company Group operate (including changes in commodity prices, general market prices and regulatory changes affecting such industries or geographic areas generally, producing, processing, transportation, storing and marketing activity, costs or margins); (c) changes in general economic, capital markets, regulatory or political conditions in the United States; (d) changes in Law, GAAP or regulatory accounting requirements; (e) fluctuations in currency exchange rates; (f) acts of war, insurrection, sabotage or terrorism (including acts of war between Russia and Ukraine), the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war; (g) any act or omission to act by the Seller, the Target Company Group, or their respective Affiliates taken (or omitted to be taken) at the express written request of the Buyer; (h) any failure, in and of itself, of the Target Company Group to meet any budget, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (except that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts constitutes a Target Material Adverse Effect); (i) changes, events, occurrences or developments arising from or related to epidemics, pandemics or disease outbreaks or any worsening of epidemics, pandemics or disease outbreaks; (j) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar natural disaster or act of God or (k) the matters described on Schedule 1.1(f). Notwithstanding the foregoing, any result, change, effect, event, circumstance, development, condition or occurrence referred to in the immediately preceding clauses (b), (c), (d), (e), (f), (i) and (j)will be taken into account for purposes of determining whether there has been a Target Material Adverse Effect to the extent such fact, matter, result, change, effect, event, circumstance, development, condition or occurrence adversely affects the Target Company Group, taken as a whole, in a disproportionately adverse manner as compared to other participants in the domestic midstream oil and gas industry in the general geographic areas where the Assets are located.

“Target Privacy Obligations” is defined in Section 4.25(a).

“Target Working Capital” means $0.

“Tax” or “Taxes” means any U.S. federal, state or local or non-U.S. taxes or other similar assessments in the nature of a tax imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, environmental, excise, severance, stamp, occupation, property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, including any and all interest, penalties, or additional amounts imposed by any Taxing Authority in connection with the items listed in this definition or in lieu of the items listed in this definition.

“Tax Allocation” is defined in Section 2.7(b).

“Tax Return” means any return, report, information return, claim for refund, declaration of estimated Taxes or similar filing (including any attached schedules and supplements to the Tax Return and any amendments to the Tax Return) filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” with respect to any Tax means the Governmental Authority or political subdivision of the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such jurisdiction or subdivision.

“Third Party” means any Person other than a Party or its Affiliates.

“Third-Party Claim” is defined in Section 8.2(a).

“Third-Party Consent” means any consent, waiver, permission, authorization, or approval of, or exemption by, any Third Party (other than a Governmental Authority).

“Transaction Documents” means this Agreement, the Assignment Agreement, the Escrow Agreement, the Transition Services Agreement, the Custody Transfer Certificate, the Contributed Asset Assignment, the Affiliate Arrangement Termination Agreement and any other document required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transaction Expenses” means, to the extent not paid prior to the Closing, the aggregate amount (in each case, whether accrued or not at the Closing and whether or not billed or invoiced on or prior to the Closing) of fees, expenses, costs and other similar amounts incurred or payable by or on behalf of a Target Company and that are the obligations of a Target Company in connection with the preparation, negotiation, and execution of this Agreement and the Transaction Documents and the consummation of the Transactions and the Transaction Documents. Without limiting the generality of the foregoing and without duplication, such fees and expenses shall include the following: (a) all fees and expenses of counsel (including Seller Counsel), accounting and tax advisors, consultants, investment bankers and similar professional experts and advisors; (b) all brokers’, finders’ or similar fees; and (c) any severance, transaction bonuses, or retention bonuses or other similar amounts payable by a Target Company to current or former employees, officers, directors or other service providers in connection with the consummation of the Transactions (including the employer portion of any payroll, social security, unemployment, or similar Taxes related thereto, but excluding any such amounts payable as a result of actions taken by Buyer or its Affiliates following the Closing). Notwithstanding the foregoing, in no event shall Transaction Expenses include any Buyer Responsibility Amounts or any fees, costs, expenses or other amounts taken into account in the calculation of Indebtedness or Working Capital.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Date” is defined in Section 6.10(a).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added, recording, filing, registration, conveyance, stock transfer, gross receipts, duty, securities transactions and other similar fees or Taxes or governmental charges and related amounts incurred as a result of the Transactions.

“Transferring Employee” is defined in Section 6.10(a).

“Transition Services Agreement” means that Transition Services Agreement in the form of Exhibit C.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unaudited Financial Statements” is defined in Section 4.8(a)(ii).

“Unresolved Objections” is defined in Section 2.5(c).

“Working Capital” means an amount (expressed as a positive or negative number) that is equal to forty five percent (45%) of: (a) the sum of the Target Company Group’s combined current assets (excluding Cash, Hydrocarbon Inventory and deferred Tax assets) and the other assets of the type set forth on Schedule 1.1(b) minus (b) the sum of the Target Company Group’s combined current Liabilities and the other Liabilities (including accrued interest expense, deferred revenues and the current portion of long-term Indebtedness but excluding deferred Tax liabilities) of the type set forth on Schedule 1.1(b), in each case, determined as of the Calculation Time and in accordance with the Accounting Principles. Notwithstanding the foregoing, any amounts that are taken into account in determining the adjustments to the Final Purchase Price pursuant to Article II as a result of an adjustment to any item expressly set forth in Article II (including for purposes of calculating Transaction Expenses or Indebtedness) shall be excluded from Working Capital to the extent of such adjustment (it being the intention of the Parties that such amounts shall be considered only once for purposes of determining the adjustments to the Final Purchase Price). Schedule 1.1(b) sets forth an illustrative example of the calculation of Working Capital, as of the Calculation Time. Such calculation is included for illustrative purposes only, and notwithstanding anything to the contrary, neither the Seller nor any other Person makes any representation or warranty in respect of such calculation.

ARTICLE II

PURCHASE AND SALE OF INTERESTS; CLOSING

2.1	Purchase and Sale of Interests.

(a)          Subject to and upon the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Interests, free and clear of all Liens, except for Permitted Equity Liens, in consideration for the Estimated Purchase Price, which may be subject to adjustment pursuant to Section 2.5, and the Earnout Payment Amount, subject to the terms of Annex I.

(b)          The Adjustment Escrow Amount shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement as security, solely for the purpose of satisfying the Seller’s payment obligations resulting from cash consideration adjustments in favor of the Buyer in accordance with Section 2.5, if any, and shall terminate upon the final release of all funds. The Buyer shall bear all fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.

(c)          The Indemnity Holdback Amount shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement as security, solely for the purpose of satisfying the Seller’s payment obligations resulting from the indemnity in favor of the Buyer in accordance with Section 8.1, if any, and shall be released in accordance with Section 8.5.

2.2          Time and Place of Closing. The consummation of the Transactions (the “Closing”) shall take place remotely by electronic exchange and delivery of all documents (including executed signature pages, in PDF, or other digital format) on the date of this Agreement (the “Closing Date”) concurrently with the execution and delivery of this Agreement. Solely for economic purposes, the Closing shall be deemed to be effective as of the Calculation Time.

2.3          Purchase Price; Earnout. The aggregate consideration to be paid by the Buyer for the Interests in connection with the Closing shall be an aggregate amount equal to (a) the Estimated Purchase Price minus (b) the Adjustment Escrow Amount minus (c) the Indemnity Holdback Amount, and such consideration shall be paid by the Buyer, by wire transfer of immediately available funds, on the Closing Date. The Estimated Purchase Price may be subject to adjustment after the Closing pursuant to Section 2.5. As additional consideration in respect of the Interests, if and to the extent an Earnout Payment Amount becomes payable pursuant to the provisions set forth on Annex I, the Buyer shall pay, or cause to be paid, an aggregate amount equal to such Earnout Payment Amount to an account designated by the Seller for further payment in accordance with the provisions set forth on Annex I.

2.4          Estimated Closing Statement. Attached as Schedule 2.4, is a statement (the “Estimated Closing Statement”) setting forth the Seller’s good faith calculation of: (i) Closing Cash (the “Estimated Cash”); (ii) the Working Capital (the “Estimated Working Capital”); (iii) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”); (iv) the Closing Indebtedness (the “Estimated Indebtedness”); (v) Hydrocarbon Inventory Value (“Estimated Hydrocarbon Inventory Value”); and (vi) the resulting calculation of the Estimated Purchase Price.

2.5	Post-Closing Adjustment.

(a)           As soon as reasonably practicable after the Closing Date (and, in any event, within 120 days after the Closing Date), the Buyer shall prepare and deliver to the Seller, at the sole expense of the Buyer, a closing statement (the “Post-Closing Statement”) setting forth the proposed final calculation of: (i) Closing Cash (as finally determined pursuant to this Section 2.5, the “Final Cash”); (ii) the Working Capital (as finally determined pursuant to this Section 2.5, the “Final Working Capital”); (iii) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.5, the “Final Transaction Expenses”); (iv) the Closing Indebtedness (as finally determined pursuant to this Section 2.5, the “Final Indebtedness”); (v) Hydrocarbon Inventory Value (as finally determined pursuant to this Section 2.5, “Final Hydrocarbon Inventory Value”); (vi) the Hydrocarbon Inventory Shortfall; and (vii) the resulting amount of the Final Purchase Price. The Post-Closing Statement shall: (A) exclude the impact of any actions taken by the Buyer or any of its Affiliates following the Closing, except to the extent such actions are required by applicable Law or contemplated by this Agreement; (B) not reflect changes in assets or liabilities as a result of purchase accounting adjustments; and (C) not reflect any events, conditions or circumstances which arise as a result of the change of control or ownership contemplated by the Transactions (except as expressly contemplated by the definition of Indebtedness or Transaction Expenses, as applicable) (the “Buyer Impact Matters”). For the avoidance of doubt, the Buyer Impact Matters shall not result in a downward adjustment to the Estimated Purchase Price or the Final Purchase Price. Under no circumstances may the Buyer amend or change the Post-Closing Statement after delivery of the Post-Closing Statement to the Seller. From and after the delivery of the Post-Closing Statement by the Buyer, the Buyer shall provide the Seller and its Representatives with reasonable access during normal business hours to the books, records and employees of the Buyer and its Affiliates (including the Target Company Group). If the Buyer fails to deliver the Post-Closing Statement within 120 days of the Closing, then the Seller shall have the sole and exclusive right to either: (x) prepare the Post-Closing Statement; or (y) deliver the Buyer a written notice that it does not propose any further adjustments to the Estimated Purchase Price (in which case there shall be no post-Closing adjustments to the Estimated Purchase Price under this Agreement). In the case of the foregoing clause (x), the Buyer shall provide the Seller and its Representatives with reasonable access during normal business hours to the books, records and employees of the Buyer and its Affiliates (including the Target Company Group) and Section 2.5(c), Section 2.5(d), and Section 2.5(e) shall apply to the Buyer and the Seller mutatis mutandis to reflect the foregoing clause (x).

(b)           Not later than the 30th day following the Seller’s receipt of the Post-Closing Statement prepared in good faith by the Buyer in accordance with Section 2.5(a), the Seller may deliver to the Buyer a written notice (an “Adjustment Notice”) containing any changes the Seller proposes to the Post-Closing Statement. Such Adjustment Notice will describe the nature and amount of any such proposed changes in reasonable detail and shall be accompanied by such supporting documentation as is available to the Seller. If the Seller does not deliver to the Buyer an Adjustment Notice within such 30 day period following the Seller’s receipt of the Post-Closing Statement prepared by the Buyer in accordance with this Section 2.5, then the Seller will be deemed to have irrevocably accepted and agreed to all items in such Post-Closing Statement. If the Seller does timely deliver to the Buyer an Adjustment Notice, any items in the Post-Closing Statement prepared by the Buyer in accordance with this Section 2.5 not objected to by the Seller in an Adjustment Notice (or by the Buyer as a result of the items disputed by the Seller in such Adjustment Notice) shall be final, conclusive and binding on the Parties. Within 30 days following the Buyer’s receipt of such Adjustment Notice (the “Resolution Period”), the Parties shall use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Adjustment Notice (and any matters which Buyer is disputing as a result of the matters set forth in the Adjustment Notice, or any disputed matters arising out of the foregoing). Any such resolution shall be final, conclusive and binding on the Parties. If the Post-Closing Statement is prepared by the Seller rather than the Buyer pursuant to the final sentence of Section 2.5(a), the Buyer shall replace the Seller and the Seller shall replace the Buyer in this Section 2.5(b).

(c)           If an Adjustment Notice is timely delivered in accordance with Section 2.5 and the Final Purchase Price is not mutually agreed upon by the Parties during the Resolution Period, then a nationally recognized independent accounting firm mutually acceptable to the Buyer and the Seller (the “Accounting Firm”) shall be jointly engaged by the Seller and the Buyer to resolve only those issues set forth in an Adjustment Notice that remain in dispute (the “Unresolved Objections”). If the Seller and the Buyer are unable to agree on an Accounting Firm within 10 days, then, in order to resolve such dispute, the Buyer and the Seller shall jointly engage a mutually agreed upon nationally or regionally recognized independent accounting firm with which none of the Parties have any material business relationship. If the Buyer and the Seller are unable to agree upon such a firm, each of them shall select a nationally or regionally recognized independent accounting firm with which the selecting party does not have any material business relationship and instruct each of their respective selected firms to select and appoint jointly a nationally or regionally recognized independent accounting firm with which none of the Parties or any of their Affiliates have any material business relationship. The Person evaluating such Unresolved Objections for the Accounting Firm shall be a neutral Third Party with at least 10 years’ experience resolving accounting disputes in the oil and gas industry, including specifically midstream oil and gas matters. The Accounting Firm will determine the Unresolved Objections. Such determination by the Accounting Firm shall be based solely on: (i) written submissions provided by each of the Buyer and the Seller to the Accounting Firm within 10 days following the Accounting Firm’s selection (and without independent investigation on the part of the Accounting Firm); and (ii) the terms and provisions of this Agreement. Such determination shall not be based upon any Buyer Impact Matters. The Buyer shall not change its position or introduce new positions from those taken or presented in the Post-Closing Statement. The Seller shall not dispute any item in the Post-Closing Statement that it did not dispute in the Adjustment Notice. The Parties shall request that the Accounting Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties (and in any event as promptly as practicable). Once appointed, the Accounting Firm shall have no ex parte communications with any of the Parties concerning the expert determination or the underlying dispute and shall only have communications with the Seller or the Buyer as provided in this Section 2.5(c). All communications between the Seller or the Buyer, on the one hand, and the Accounting Firm, on the other hand, shall be conducted in writing or at a meeting involving both the Seller and the Buyer where both the Seller and the Buyer have been provided at least five (5) Business Days’ advance notice of the occurrence of such meeting. Each Party shall be entitled to receive a copy of any such written communications. In resolving the Unresolved Objections, (A) the Accounting Firm will function as an expert and not an arbitrator and (B) the Accounting Firm shall either select the Seller’s position or the Buyer’s position with respect to each Unresolved Objection and shall not be empowered to substitute the Accounting Firm’s judgment as to a number other than that offered by either Party. The fees and expenses of the Accounting Firm and of any enforcement of the determination of the Accounting Firm shall be borne entirely by the Party whose position was not selected by the Accounting Firm.

(d)         From and after the Seller’s receipt of the Post-Closing Statement until the Final Purchase Price is finally determined pursuant to this Section 2.5, the Seller, its Affiliates and its auditors, accountants and other representatives shall be permitted reasonable access, during normal business hours and upon reasonable advance notice, to the Buyer and its Affiliates (including, following the Closing, any Target Company) and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by the Seller (including the information, data and work papers used by the Buyer’s auditors or accountants to prepare and calculate the Final Purchase Price).

(e)           If the Final Purchase Price is less than the Estimated Purchase Price (the amount of such shortfall, if any, being referred to in this Agreement as the “Purchase Price Deficit”), then within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) release to the Buyer, solely from the funds available in the Escrow Account, an amount equal to the Purchase Price Deficit, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Buyer to the Escrow Agent; and (ii) release to the Seller, to the extent that any balance in the Escrow Account remains after the Escrow Agent’s payment of the Purchase Price Deficit to the Buyer pursuant to clause (i), the amount remaining in the Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Escrow Agent. Notwithstanding anything to the contrary in the foregoing, in the event (x) the Purchase Price Deficit is greater than the funds available in the Escrow Account (the amount by which the Purchase Price Deficit exceeds the funds available in the Escrow Account, the “Excess Deficit”) and (y) Estimated Cash is greater than Final Cash (the amount by which Estimated Cash exceeds Final Cash, the “Cash Difference”), then, within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, the Seller shall deliver to the Buyer by wire transfer of immediately available funds to the account(s) designated by the Buyer, an amount equal to the lesser of (1) the Excess Deficit and (2) the Cash Difference. Other than with respect to an Excess Deficit and Cash Difference as contemplated by the foregoing sentence: (A) none of the Seller, the Escrow Agent or any other Person shall have any Liability for any amounts due to the Buyer pursuant to this Section 2.5 in excess of the Adjustment Escrow Amount and (B) the Buyer expressly acknowledges and agrees that the Buyer’s sole source of recourse and recovery for such amounts due shall be the Adjustment Escrow Amount.

(f)            If the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such excess being referred to in this Agreement as the “Purchase Price Surplus”), then within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, (i) the Buyer shall pay, or cause to be paid, to the Seller the Purchase Price Surplus, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Buyer; and (ii) the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Seller all funds in the Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Escrow Agent. Notwithstanding anything in this Agreement to the contrary: (i) none of the Buyer, the Escrow Agent or any other Person shall have any Liability for any amounts due to the Seller pursuant to this Section 2.5 in excess of $15,000,000 and (ii) the Seller expressly acknowledge and agree that the Seller’s sole source of recourse and recovery for such amounts due shall be limited to $15,000,000 from Buyer plus a return of the Adjustment Escrow Amount.

(g)           If the Final Purchase Price equals the Estimated Purchase Price, then, within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all funds in the Escrow Account to the Seller, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Escrow Agent.

(h)          From and after the Closing, the funds available in the Escrow Account may be distributed to the Buyer or the Seller solely and exclusively in accordance with Section 2.5(e), Section 2.5(f) and Section 2.5(g) and the terms of the Escrow Agreement and shall not be available for any other payment to the Buyer or any of its Affiliates (including, following the Closing, any Target Company).

(i)            Any payments pursuant to this Section 2.5 shall be deemed an adjustment to the Final Purchase Price to the extent permitted by applicable Law.

2.6         Deliveries at the Closing.

(a)           Seller Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will execute and deliver (or cause to be executed and delivered) each of the following documents and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(i)            to the Buyer, counterparts of the termination agreement with respect to the Seller Confidentiality Agreement and the EPIC Operating Confidentiality Agreement, duly executed by authorized representatives of each of the Seller, EPIC Midstream Holdings, LP and EPIC Operating;

(ii)          to the Buyer, an executed counterpart of the Assignment Agreement, duly executed by an authorized representative of the Seller;

(iii)         to the Buyer, an executed IRS Form W-9 of the Seller (or, in the case the Seller is a disregarded entity for U.S. federal income Tax purposes, an executed IRS Form W-9 of the Seller’s regarded owner for U.S. federal income Tax purposes);

(iv)         to the Buyer, the written resignations, effective as of the Closing, of those directors and managers of the Target Company Group appointed by Seller and the officers of the Target Company Group;

(v)           to the Buyer, a counterpart of the Transition Services Agreement, duly executed by an authorized representative of EPIC Operating;

(vi)          to the Buyer, a complete copy of the Contributed Asset Assignment, duly executed by an authorized representative of EPIC Operating and Crude LP;

(vii)        to the Buyer, a complete copy of the Affiliate Arrangement Termination Agreement, duly executed by an authorized representative of EPIC Operating and Crude LP;

(viii)       to the Buyer, a counterpart of the Custody Transfer Certificate, duly executed by an authorized representative of the Seller; and

(ix)         to the Buyer, a complete copy of the MIP Assignment, duly executed by an authorized representative of EPIC Operating and Crude LP.

(b)          Buyer’s Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will execute and deliver (or cause to be executed and delivered) each of the following documents and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(i)            to the Seller, a counterpart of the termination agreement with respect to the Seller Confidentiality Agreement, duly executed by an authorized representative of Buyer Parent;

(ii)          to the Seller, a counterpart of the termination agreement with respect to the EPIC Operating Confidentiality Agreement, duly executed by an authorized representative of Buyer Parent;

(iii)         to the Seller, a counterpart of the Assignment Agreement, duly executed by an authorized representative of the Buyer;

(iv)         to the Seller, a counterpart of the Transition Services Agreement, duly executed by an authorized representative of Buyer;

(v)          to the Escrow Agent, an amount equal to the Adjustment Escrow Amount plus the Indemnity Holdback Amount for deposit into the Escrow Account;

(vi)         to the Seller (or its designee) by wire transfer of immediately available funds to the account(s) designated by the Seller, an amount equal to: (1) the Estimated Purchase Price minus (2) the Adjustment Escrow Amount minus (3) the Indemnity Holdback Amount;

(vii)        to the payees of the Transaction Expenses as set forth on the Estimated Closing Statement by wire transfer of immediately available funds to the accounts designated by such payee, such Transaction Expenses set forth on the Estimated Closing Statement; and

(viii)       to the Seller, a counterpart of the Custody Transfer Certificate, duly executed by an authorized representative of Buyer.

2.7	Tax Treatment.

(a)           The Parties agree and acknowledge that for U.S. federal (and relevant state and local) income Tax purposes: the purchase and sale of the LP Interests and the GP Interests will be treated either (i) in accordance with Revenue Ruling 99-6, Situation 1 (x) by the Seller, as a sale under Section 741 of the Code of such limited partnership interests and membership interests and (y) by Buyer, as a purchase under Section 1001 of the Code of the assets of Crude LP and Crude GP, if immediately prior to the Closing, Buyer owns all of the issued and outstanding membership interests of Crude GP (other than the GP Interests) and all of the issued and outstanding limited partnership interests of Crude LP (other than the LP Interests) or (ii) by Buyer and the Seller as a purchase and sale of the LP Interests and GP Interests, otherwise (the “Intended Tax Treatment”). The Buyer and the Seller shall (and shall cause each of their respective Affiliates to): (i) file all Tax Returns consistent with the Intended Tax Treatment; and (ii) not take any Tax position inconsistent with the Intended Tax Treatment, unless required by a “determination” within the meaning of Section 1313(a) of the Code.

(b)           For U.S. federal (and relevant state and local) income Tax purposes, the Buyer and the Seller agree to allocate all items properly treated as consideration for such Tax purposes among the assets of the Target Companies and their Subsidiaries, in each case, in a manner consistent with Sections 741, 751, 755 and 1060 of the Code, as applicable, and the applicable Treasury Regulations promulgated thereunder. The Buyer shall prepare and deliver to Seller a draft allocation within 15 days following the determination of the Final Purchase Price pursuant to Section 2.5 (the “Tax Allocation”). The Buyer and the Seller shall use commercially reasonable efforts to agree on such Tax Allocation within 15 days following Buyer’s delivery of such proposed Tax Allocation.

(c)          To the extent the Buyer and Seller agree on the Tax Allocation, the Buyer and the Seller shall (and shall cause each of their respective Affiliates to): (i) file all Tax Returns consistent with such Tax Allocation; and (ii) not take any Tax position inconsistent with such Tax Allocation, unless required by a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing, (i) to the extent the Buyer and Seller are unable to agree on the Tax Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594, as applicable, consistent therewith, and (ii) no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar Proceedings in connection with the Tax Allocation.

(d)           The Buyer and its Affiliates and agents shall be entitled to withhold from amounts otherwise payable to the Seller or any other Person pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law, and all such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. The Buyer shall use commercially reasonable efforts to (i) provide advance written notice to the Seller of its intention to deduct or withhold any amounts under this Section 2.7(d) that specifies in reasonable detail the amount of expected withholding and the basis therefor and (ii) cooperate with the Seller to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. Buyer shall timely pay (or cause to be timely paid) over to the appropriate Governmental Authority all amounts deducted or withheld pursuant to this Section 2.7(d).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

The Seller represents and warrants to the Buyer as follows, in each case, other than as set forth in the Disclosure Schedules:

3.1	Organization, Good Standing, and Authority.

(a)           The Seller is a limited partnership duly formed, validly existing, and in good standing under the Laws of Delaware. The Seller has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business (including the Business) as it is now being conducted. The Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Seller’s ability to perform its obligations under this Agreement or to consummate the Transactions.

(b)          The Seller and each of its applicable Affiliates that is a Party to a Transaction Document has the full right, power, and authority to enter into, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party. The execution, delivery and performance of this Agreement and the Transaction Documents to which the Seller or such Affiliate is or shall be a party and the consummation of the Transactions have been duly authorized by all requisite limited partnership or limited liability company action, as applicable, on the part of the Seller and each such Affiliate, and no other Proceeding on the part of the Seller or any of its Affiliates is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transactions. This Agreement and the Transaction Documents to which the Seller and each such Affiliate is or shall be a party have been or will be duly executed and delivered by the Seller and each such Affiliate. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other parties, this Agreement and the Transaction Documents constitute or will constitute legal, valid and binding obligations of the Seller and each such Affiliate, enforceable against the Seller and each such Affiliate in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.2          Title to the Interests. The Seller has legal, record and beneficial title to the applicable Interests set forth opposite the Seller’s name on Schedule 3.2, free and clear of any and all Liens, other than Permitted Equity Liens. Such Interests represent all of the Equity Interests in the Target Companies held by the Seller. Upon the Closing, the Buyer will acquire record and beneficial title to all of the Interests, free and clear of any Liens or any other restrictions on transfer, other than (a) restrictions on transfer that may be imposed by state or federal securities Laws and (b)  Liens created by or directly resulting from the acts of the Buyer or any of its Affiliates. The foregoing clauses (a) and (b) are referred to, collectively, as “Permitted Equity Liens”.

3.3          No Conflicts. Neither (a) the execution and delivery by the Seller or any of its Affiliates of this Agreement, any Transaction Documents to which the Seller or any of its Affiliates is or shall be a party, or any instrument required by this Agreement or any Transaction Documents to which the Seller or any of its Affiliates is or shall be a party to be executed and delivered by it at the Closing; nor (b) the performance by the Seller or any of its Affiliates of its obligations in this Agreement or any Transaction Documents to which the Seller or any of its Affiliates is or shall be a party or the consummation of the Transactions, will require any consent, clearance or approval under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation, vesting, amendment, payment or acceleration or to the loss of a material benefit under, or result in the creation of any Lien on any of the Interests under any term, condition or provision of: (i) the Organizational Documents of the Seller or any of its Affiliates; (ii) any Contract, Lease, Right-of-Way, Authorization or other instrument to which the Seller or any of its Affiliates is a party or by which it or any of its properties or assets (including the Assets) are bound; or (iii) assuming the Authorizations or Notifications referred to in Section 4.3 are duly and timely obtained or made, any Law or Order applicable to the Seller or any of its Affiliates or by which any of them or any of their respective properties or assets (including the Assets) is bound or subject; except, in the case of the foregoing clauses (ii) and (iii), such matters as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business or that would not reasonably be expected to prevent, delay, make illegal or otherwise materially interfere with the ability of the Seller and its Affiliates to consummate the Transactions.

3.4         Litigation. Except as set forth on Schedule 3.4, there is no Proceeding pending or, to the Knowledge of the Seller, threatened in writing against the Seller or any of its Affiliates that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise materially interfere with the ability of the Seller or any of its Affiliates to consummate the Transactions. There are no outstanding Orders or issued and unsatisfied judgments binding on the Seller or any of its Affiliates that would reasonably be expected, individually or in the aggregate, to materially interfere with the ability of the Seller and its Affiliates to consummate the Transactions.

3.5         Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to the Knowledge of the Seller, threatened in writing against the Seller or any of its Affiliates.

3.6         Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the Transactions or any Transaction Document based on agreements, arrangements or understandings made by or on behalf of the Seller or any of its Affiliates.

3.7          No Other Representations. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty in any provision of this Agreement or otherwise, other than those representations and warranties expressly set forth in this Article III and Article IV. Except for the representations and warranties contained in Article V, the Seller acknowledges and agrees that neither the Buyer nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the Buyer or its Affiliates (including the Business following the Closing). Nothing in this Section 3.7 shall limit the ability of any Party to bring a claim or cause of action against any Party in the case of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TARGET

COMPANY GROUP MEMBERS

The Seller represents and warrants to the Buyer as follows, in each case, other than as set forth in the Disclosure Schedules:

4.1            Organization, Good Standing, and Authority; Capitalization of the Target Company Group Members.

(a)          Each of the Target Company Group Members is a legal entity duly formed and validly existing under the Laws of the state of its formation. Each of the Target Company Group Members has all requisite corporate, partnership, limited liability company or other applicable power and authority to carry on its business as it is now being conducted (including the Business) and to own, operate and lease the Assets it now owns, operates or leases. Each of the Target Company Group Members is duly qualified and licensed to transact business and is in good standing in the each of the jurisdictions in which it has assets (including the Assets) or conducts activities (including the conduct of the Business) that would require it to be so qualified, licensed or in good standing, except for any failures to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business. True, complete and correct copies of the Organizational Documents of each Target Company Group Member have been made available to the Buyer, and such Organizational Documents are in full force and effect and reflect all amendments made thereto at any time prior to the Closing Date.

(b)           The Interests constitute forty-five percent (45%) of the outstanding Equity Interests in Crude GP and Crude LP. All of the Interests have been duly authorized and validly issued and are fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and were not issued in violation of preemptive or similar rights (in accordance with the Organizational Documents of the Target Companies and applicable Law). The Interests are not subject to any preemptive rights, rights of first offer or refusal or other similar rights of any Person that have not been irrevocably waived prior to the Closing Date.

(c)           The current equity capitalization of each Target Company Group Member, including each entity’s name, type of entity, jurisdiction and date of incorporation or organization, is set forth on Schedule 4.1(c). Each Target Company owns the Equity Interests in the Persons set forth in Schedule 4.1(c) (the “Subsidiary Interests”) free and clear of all Liens other than Permitted Equity Liens. All of the Subsidiary Interests have been duly authorized and validly issued and are fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and were not issued in violation of preemptive or similar rights (in accordance with the Organizational Documents of the applicable Subsidiary and applicable Law). The Subsidiary Interests are not subject to any preemptive rights, rights of first offer or refusal or other similar rights of any Person that have not been irrevocably waived prior to the Closing Date. Except for the Interests and the Subsidiary Interests, there are no other interests, securities or instruments of any kind issued, outstanding or authorized by any Target Company Group Member.

(d)          Except as set forth on Schedule 4.1(d), in this Agreement or as provided for in the Organizational Documents of the Target Company Group Members, no Seller, Target Company Group Member or any of their respective Affiliates is a party to any Contract or is subject to any other obligation (contingent or otherwise) that would require any Target Company Group Member to issue, sell, transfer, repurchase, redeem or otherwise acquire or dispose of the Interests or the Subsidiary Interests or that grants or extends any subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment with respect to the Interests or the Subsidiary Interests. No Target Company Group Member has ever issued any debt or other securities that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire Equity Interests or any other security or instrument of a Target Company Group Member. There are no declared or accrued unpaid dividends or distributions with respect to any Equity Interests of any Target Company Group Member. Except as set forth on Schedule 4.1(d), in this Agreement or as provided for in the Organizational Documents of any of the Target Company Group Member, no Seller, Target Company Group Member or any of their respective Affiliates is a party to any voting trust, proxy, registration rights agreement, stockholders agreement or other agreement or understanding with respect to the voting, holding or disposition of any Equity Interests of any Target Company Group Member.

4.2          No Conflicts. Neither (a) the execution and delivery by the Seller of this Agreement, or by the Seller or the Target Company Group Members of any other any Transaction Documents to which any such Person is or shall be a party or any instrument required by this Agreement or any Transaction Documents to which any such Person is or shall be a party to be executed and delivered by it at the Closing; nor (b) the performance by any Target Company Group Member of its obligations under this Agreement or any Transaction Documents to which any Target Company Group Member is or shall be a party will conflict with, violate or breach the terms of, require any consent, clearance or approval under, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation, vesting, amendment, payment or acceleration or to the loss of a material benefit under, or result in the creation of any Lien on any of the Assets under any term, condition or provision of: (i) the Organizational Documents of the Target Company Group Members; (ii) any Contract, Authorization (including, for the avoidance of doubt, any Business Permit), Lease or Right-of-Way to which a Target Company Group Member is a party or by which or to which it or any of the Assets are bound or subject; or (iii) assuming the Authorizations or Notifications referred to in Section 4.3 are duly and timely obtained or made, any Law or Order applicable to a Target Company Group Member or any of its Affiliates or by which any of them or any of their respective properties or assets (including the Assets) is bound or subject, in each case other than such matters in the foregoing clauses (ii) and (iii) as would not individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business.

4.3        Consents and Authorizations.

(a)          No Authorization, Notification or Third-Party Consent is necessary for the Seller, the Target Company Group or any of their respective Affiliates to execute, deliver and perform their respective obligations under this Agreement and the Transaction Documents to which the Seller, the Target Company Group or any of their respective Affiliates are or shall be a party other than: (i) any Notifications described on Schedule 4.3(a)(i) (the “Required Notifications”); and (ii) any Third-Party Consents described on Schedule 4.3(a)(ii) (the “Required Third-Party Consents”).

(b)          Other than with respect to the matters set forth on Schedule 4.3(b) or as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business: (i) each Target Company Group Member possesses all Authorizations as are necessary to carry on the Business as currently conducted and as conducted as of the Closing; (ii) each Target Company Group Member is in compliance with such Authorizations in all respects; (iii) none of the Target Company Group Members have received from any Governmental Authority written notification that any such Authorizations: (A) are not in full force and effect; (B) have been violated in any respect; or (C) are subject to any suspension, revocation, modification or cancellation; and (iv) there is no Proceeding pending or, to the Knowledge of the Seller, threatened in writing regarding the suspension, revocation, modification or cancellation of any of such Authorizations.

4.4         Taxes. Other than with respect to the matters set forth on Schedule 4.4, with respect to the Target Company Group:

(a)            (i) all income and other material Tax Returns required to be filed by the Target Company Group have been timely filed (taking into account applicable filing extensions) and are true, correct and complete in all material respects, and (ii) all material Taxes due and owing (whether or not shown on such Tax Returns) have been timely paid;

(b)          there are no Liens (other than statutory Liens for Taxes not yet due and payable) on the Assets that arose in connection with any failure by any Target Company Group Member to pay any Tax;

(c)          no Target Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions obtained in the ordinary course of business);

(d)          there are no Tax Proceedings currently ongoing or pending or threatened in writing with respect to any material Taxes of any Target Company Group Member;

(e)          no deficiencies for material Taxes with respect to the Target Company Group have been claimed, proposed or assessed in writing by any Taxing Authority;

(f)           no Target Company Group Member has waived any statute of limitations in respect of Taxes of such Target Company Group Member, nor has any request been made in writing for any such extension or waiver;

(g)          the Target Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person;

(h)          no Target Company Group Member has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any similar group for state, local or foreign Tax purposes;

(i)            no Target Company Group Member has any material Liability for the Taxes of any Person (other than Taxes of any Target Company Group Member) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise;

(j)            in the last three years, no claim has been made by a Governmental Authority in a jurisdiction where a Target Company Group Member does not file a particular Tax Return or pay a particular Tax that such Target Company Group Member is required to file such Tax Return or is subject to such Tax by that jurisdiction;

(k)          no Target Company Group Member is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes);

(l)             no Target Company Group Member has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law;

(m)         no Target Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or any portion of such Tax period) ending after the Closing Date as a result of any (i) closing agreements described in Section 7121 of the Code executed prior to the Closing, (ii) installment sale or open transaction entered into prior to the Closing, (iii) any accounting method change pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign law) filed or made prior to the Closing, or (iv) any prepaid amount received outside of the ordinary course of business prior to the Closing; and

(n)          each Target Company Group Member is, and has been since its formation, properly classified as a partnership (or as an entity disregarded as separate from its owner) for U.S. federal income Tax purposes.

4.5        Compliance with Laws; Investigations.

(a)          Other than with respect to the matters set forth on Schedule 4.5(a) or as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business, in the past three (3) years: (i) each Target Company Group Member is, and has been, and the Business has been conducted, in compliance with all applicable Laws; and (ii) no Target Company Group Member has received written notice from any Governmental Authority that it is not in compliance in any respects with any applicable Law.

(b)          No investigation or review by any Governmental Authority with respect to any Target Company Group Member is pending or, to the Knowledge of the Seller, is threatened in writing, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business.

4.6         Material Contracts.

(a)          Schedule 4.6(a) contains a list, as of the Closing Date, of all of the following Contracts, other than any Employee Benefit Plan, to which a Target Company Group Member is a party (collectively, the “Material Contracts”):

(i)        each Contract that (A) may restrict or limit a Target Company Group Member from freely engaging in any line of business or competing with any other Person in any geographic location or (B) grants to another Person exclusive rights with respect to any goods or services or territory;

(ii)       each Contract providing for “most favored nation” or “most favored customer” pricing terms or similar rights or containing an exclusive dealing provision in favor of a Third Party;

(iii)      each Contract evidencing (A) Indebtedness for Borrowed Money, (B) other Indebtedness in excess of $10,000,000 or (C) the extension of credit by any Target Company Group Member;

(iv)      each Contract, the primary purpose of which is to indemnify another Person or the assumption of any environmental or other liability of any Person, in each case, outside the ordinary course of business;

(v)       each partnership, joint operating, joint development, or joint venture, and each operation and maintenance Contract or construction management Contract entered into in connection with any of the foregoing, in each case, with one or more Person other than the Seller or another Target Company Group Member;

(vi)      each (A) Contract that contains any “earnout” or similar contingent payment obligations or (B) each Contract with any Transferring Employee that provides for (1) severance or (2) any change of control, or any post-termination payments or benefits, that would become payable solely as a result of the consummation of the Transactions;

(vii)     each Contract that includes take or pay arrangements or a firm commitment by any Target Company Group Member to transport or purchase volumes of crude oil or other Hydrocarbons of 20,000 barrels per day or greater with an outstanding term in excess of one year from the Closing Date;

(viii)    each Contract for the gathering or transportation of Hydrocarbons, or any interconnection Contract involving amounts in excess of $10,000,000 in any calendar year or $25,000,000 in the aggregate over the term of such Contract;

(ix)       each Contract for the purchase or sale of Hydrocarbons (including any buy/sell agreements) in an amount in excess of $10,000,000 in any calendar year or $25,000,000 in the aggregate over the term of such Contract;

(x)        each Contract constituting a capacity lease, joint tariff or a similar agreement;

(xi)       each terminal storage agreement with an outstanding term in excess of one year from the Closing Date;

(xii)      each Contract constituting a Hedging Arrangement;

(xiii)      each Contract pursuant to which any of the Target Company Group Members are required to purchase its total requirements of any product or service from a third party of or any Contracts with “sole source” suppliers;

(xiv)      each Related Party Contract;

(xv)        each Contract: (A) pursuant to which a Third Party has licensed Intellectual Property to any Target Company Group Member, excluding generally commercially available, off-the-shelf software programs; and (B) pursuant to which any Intellectual Property owned by any Target Company Group Member is licensed by a Target Company Group Member to any Third Party, excluding non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(xvi)      each Contract that provides for any obligation to loan or contribute funds to, or make investments in, another Person;

(xvii)     each Contract involving the resolution, compromise or settlement of any actual or threatened Proceeding in an amount greater than $2,500,000 in the past three (3) years;

(xviii)    each Contract that as of the Closing Date requires future capital expenditure obligations of the Business in excess of $5,000,000 following the Closing Date that has not been fully completed;

(xix)       each Contract with a Governmental Authority;

(xx)       each Contract granting any Person any preferential purchase right, right of first refusal or other similar right to acquire Equity Interests in any Target Company Group Member or any Asset;

(xxi)      each Contract entered into for the acquisition or divestiture of any company or entity, or any amount of stock or assets of any Person with a value, in each case, in excess of $25,000,000 and under which there are any outstanding obligations;

(xxii)     each Contract with any professional employment organization, staffing agency or any other third party that provides employment or staffing services to any Target Company Group Member;

(xxiii)    any other Contracts involving obligations of, or payments to or from, a Target Company Group Member in the 12-month period immediately preceding the Closing Date, or future obligations of, or payments to or from, a Target Company (including settlement agreements or Contracts that require any capital contributions to, or investments in, any person) in excess of $15,000,000; and

(xxiv)      each Contract to enter into any of the foregoing.

(b)          Other than with respect to the matters set forth on Schedule 4.6(b): (i) all such Material Contracts are in full force and effect on the Closing Date and are legal, valid, binding and enforceable in accordance with their terms on the Target Company Group Member that is a party to the Material Contract and, to the Knowledge of the Seller, each other party to the Material Contract; (ii) no Target Company Group Member is in breach or default under any Material Contract; (iii) as of the Closing Date, no Target Company Group Member has received any written notice of breach or any event that with notice or lapse of time, or both, would constitute a breach or default under a Material Contract by a Target Company Group Member if left unresolved; (iv) there are no disputes pending or, to the Knowledge of the Seller, threatened with respect to any Material Contract and the Target Company Group Members have not received any written notice of the intention of any other party to any Material Contract to terminate any Material Contract, nor to the Knowledge of the Seller, is any such party threatening to do so; and (v) to the Knowledge of the Seller, no other Person that is party to a Material Contract is in breach or default under any Material Contract except, in each case of clauses (i)-(v), as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business. As of the Closing Date, true, correct and complete copies of all written Material Contracts and an accurate written description setting forth the terms and conditions of each oral Material Contract in existence at or prior to the Closing Date have been made available to the Buyer.

4.7          Broker’s or Finder’s Fees. Except as set forth on Schedule 4.7, no investment banker, broker, finder, agent or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the Transactions or any Transaction Document based on agreements, arrangements, or understandings made by or on behalf of any Target Company Group Member for which any Target Company Group Member or the Buyer could become liable or obligated.

4.8        Financial Statements; Absence of Undisclosed Liabilities.

(a)           The Seller has made available to the Buyer the following:

(i)            the consolidated audited balance sheet and related consolidated audited income statements, statements of cash flows and statements of changes in owners’ equity of the Target Company Group for the years ended December 31, 2024 and December 31, 2023 (the “Audited Financial Statements”); and

(ii)           the unaudited consolidated balance sheet and related unaudited income statements, statements of cash flows, and statements of changes in owners’ equity of the Target Company Group for the six-month period ended June 30, 2025 (the “Balance Sheet Date”, and such unaudited financial statements, collectively, the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements are referred to in this Agreement, collectively, as the “Financial Statements.”

(b)          Other than with respect to the matters set forth on Schedule 4.8(b), each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Target Company Group, as of the dates of such Financial Statements, in each case in accordance with GAAP. Each of the income statements, statements of cash flows and statements of changes in members’ equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows and changes in members’ equity, as the case may be, of the Target Company Group for the periods set forth in the Financial Statements, in each case in accordance with GAAP consistently applied for the periods set forth in such Financial Statements and except: in the case of the Unaudited Financial Statements: (i) to normal year-end adjustments; and (ii) for the absence of notes or other textual disclosures required under GAAP that are not, individually or in the aggregate, material to the Target Company Group or the Business.

(c)           Other than with respect to the matters set forth on Schedule 4.8(c), there are no Liabilities of the Target Company Group that are not specifically reflected or reserved against in the Unaudited Financial Statements, other than Liabilities: (i) not required to be presented in unaudited financial statements prepared in conformity with GAAP; (ii) that are current Liabilities incurred in the ordinary course of business of the Target Company Group since the Balance Sheet Date; (iii) that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Target Company Group or the Business; or (iv) for Transaction Expenses.

(d)          The Target Company Group Members maintain systems of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.

4.9         Environmental Matters. Other than with respect to the matters set forth on Schedule 4.9: (a) each Target Company Group Member is and, for the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws; (b) each Target Company Group Member is, and for the past three (3) years has been, in compliance in all material respects with all Authorizations required under applicable Environmental Laws for the operation of its business as it is currently conducted; (c) there has been no Release of any Hazardous Materials by any Target Company Group Member or, to the Knowledge of the Seller, by any other Person, at, in, on, under or from the Real Property in violation in any material respect of Environmental Laws, or in a manner that has resulted or would reasonably be expected result in any material unresolved Liabilities of any Target Company Group Member pursuant to any Environmental Laws; (d) no Target Company Group Member has generated, handled, transported, treated, stored, or disposed of, or arranged for or permitted the disposal of, any Hazardous Materials at any real property not owned, operated or leased by any Target Company Group Member, except in material compliance with applicable Environmental Laws and at locations that are, to the Knowledge of the Seller, properly licensed to receive and handle such materials; (e) there are no Proceedings pending or, to the Knowledge of the Seller, threatened against any Target Company Group Member alleging a material violation of or material Liability under any Environmental Law; (f) no Target Company Group Member is subject to any outstanding Order or settlement agreement from or with a Governmental Authority, in each case imposing material obligations arising under Environmental Laws; and (g) in the past three (3) years, no Target Company Group Member has received any written notice from any Governmental Authority alleging any material violation of Environmental Laws.

4.10      Litigation. Other than with respect to the matters set forth on Schedule 4.10: (a) there are no, and in the past three (3) years there have been no, material Proceedings pending or, to the Knowledge of the Seller, threatened against any of the Target Company Group Members or any of their respective Affiliates (in the case of Affiliates, with respect to the Business or the Assets); and (b) no Target Company Group Member is nor are any of their respective Affiliates (in the case of Affiliates, with respect to the Business or the Assets) subject to any material outstanding Order (other than routine regulatory orders) or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding or letter of commitment with a Governmental Authority.

4.11	Property.

(a)           Schedule 4.11(a) sets forth a complete and accurate list of all Owned Real Property, including the address of each tract or parcel of Owned Real Property. With respect to each Owned Real Property: (i) each Target Company Group Member, as the case may be, has good, valid and marketable fee simple title to such Owned Real Property free and clear of all Liens (except in all cases for Permitted Liens); (ii) except as set forth in Schedule 4.11(a), no Target Company Group Member has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion such Owned Real Property; and (iii) except as set forth in Schedule 4.11(a), other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, in each case of the foregoing clauses (i)-(iii), other than those that, individually or in the aggregate, would not be material to the Target Company Group or the Business.

(b)           Schedule 4.11(b) sets forth a complete and accurate list of all Leased Real Property, including the address of each tract or parcel of Leased Real Property. Except as set forth in Schedule 4.11(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Target Company Group Member (subject to Permitted Liens) and with respect to the other parties to the Lease in accordance with its terms (subject to proper authorization and execution of such lease by the other party to such lease and the application of any bankruptcy or other creditor’s rights Laws); (ii) the Target Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no pending or, to the Knowledge of the Seller, threatened disputes with respect to such Lease; (iii)   no Target Company Group Member nor, to the Knowledge of the Seller, any other party to the Lease is in breach or default under such Lease (which breach or default remains uncured), and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) no Target Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property, in each case of the foregoing clauses (i)-(iv), other than those that, individually or in the aggregate, would not be material to the Target Company Group or the Business.

(c)           Except as set forth on Schedule 4.11(c), the Target Company Group has such consents, easements, rights-of-way, road crossing agreements, rail crossing agreements, access agreements and Authorizations from each Person used or held for use by the Target Company Group (collectively, “Rights-of-Way”) as are sufficient to conduct the Business in all material respects as it is currently conducted in the ordinary course. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business, with respect to each Right-of-Way: (i) such Right-of-Way is legal, valid, binding, enforceable and in full force and effect with respect to the Target Company Group Member (subject to Permitted Liens) and with respect to the other parties to the Right-of-Way in accordance with its terms (subject to the application of any bankruptcy or other creditor’s rights Laws); (ii) there are no pending or, to the Knowledge of the Seller, threatened, disputes with respect to such Right-of-Way; and (iii) no Target Company Group Member nor, to the Knowledge of the Seller, any other party to the Right-of-Way is in breach or default under such Right-of-Way, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Right-of-Way. Except as set forth on Schedule 4.11(c)(iii), all pipelines owned or operated by the Target Company Group Members are located on or are subject to valid Rights-of-Way or are located on Owned Real Property or Leased Real Property, and there are no gaps in the Rights-of-Way, Owned Real Property and Leased Real Property, other than gaps that would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business.

(d)           (i) Each Target Company Group Member has good title to, or valid leasehold interest in, all of the Assets, free and clear of all Liens, other than Permitted Liens, and (ii) the Assets have been maintained, and currently are, in good repair, working order and operating condition and adequate for present use, ordinary wear and tear, in each case of the foregoing clauses (i) and (ii), except as would not be material to the Target Company Group or the Business.

(e)           The Seller has made available to the Buyer true, correct and complete copies of all (i) deeds, Leases, and other documents and instruments that vest title or other rights in the Target Company Group to the Owned Real Property and Leased Real Property and (ii)  Rights-of-Way and other documents and instruments that vest title or other rights in the Target Company Group to the Rights-of-Way that are material to the Target Company Group or the Business.

(f)           There does not exist any pending or, to the Knowledge of the Seller, threatened, condemnation or eminent domain proceedings that affect any of the Owned Real Property or Leased Real Property.

4.12       Insurance. Schedule 4.12 sets forth a true, correct and complete list, including the name of the insurer, a description of the risks insured and related limits, of the insurance policies, binders and insurance Contracts, other than any Employee Benefit Plan, maintained by, or for the benefit of, the Target Company Group or its Affiliates for the benefit of the Target Company Group (collectively, the “Material Insurance Policies”). All such policies, binders and insurance Contracts are in full force and effect, and a true, correct and complete copy of each Material Insurance Policy has been made available to Buyer. All premiums payable under the Material Insurance Policies prior to the Closing Date have been duly paid to date, and the Target Company Group Members have not taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a material breach or material default, or permit a termination of any of the Material Insurance Policies. As of the Closing Date, no written notice of cancellation or termination has been received with respect to any Material Insurance Policy. Other than with respect to the matters set forth on Schedule 4.12, as of the Closing Date: (a) there is no material claim outstanding under any such insurance policy related to the Target Company Group; and (b) none of the Target Company Group Members have received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims.

4.13      Business Records. The Business Records have been maintained in all material respects in accordance with applicable Law (including, where applicable, GAAP) and comprise in all material respects all of the books and records relating to the ownership and operation of the Assets. Other than Business Records in the possession of EPIC Operating, all Business Records are owned exclusively by, the Target Companies.

4.14      Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by or, to the Knowledge of the Seller, threatened against any Target Company Group Member.

4.15       Bonds and Credit Support. Schedule 4.15 sets forth a complete and accurate list of all bonds, letters of credit, guarantees and other credit support posted or entered into by: (a) the Target Company Group Members with Governmental Authorities or any other Person (whether or not relating to the ownership or operation of the Assets); or (b) the Seller, the Target Company Group or their respective Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets.

4.16	Employment Matters.

(a)          No Target Company Group Member currently employs on its payroll or directly engages or has previously employed on its payroll or directly engaged any employees or other individual services providers of any kind.

(b)          None of the Target Company Group Members are (i) party to any Collective Bargaining Agreement with respect to employees of the Target Company Group Members or (ii) required under Law or Contract to negotiate a Collective Bargaining Agreement. To the Knowledge of the Seller, there are no current union organizing activities involving the employees of the Target Company Group Members and there is no pending concerted work stoppage, concerted slowdown, strike or other material organized labor dispute by employees of the Target Company Group Members. Except as set forth on Schedule 4.16, the Target Company Group Members are, and for the past three years have been, in compliance, in all material respects, with all Laws applicable to them relating to labor and employment. There is no (and, in the last three years, has been no), pending or, to the Knowledge of Seller, threatened material Proceeding against any of the Target Company Group Members (x) arising out of or relating to the employment, engagement, or termination of any current or former employee, officer, director or individual independent contractor of any of the Target Company Group Members or (y) relating to or involving the employment, engagement, or termination of any contingent, dispatched or leased worker.

(c)           The Seller has provided a correct and complete census of all Employees, as of the date of this Agreement, which includes for all Field Employees, (i) their job title, (ii) their employing entity, (iii) whether they are paid on an hourly, salary or other basis and their annual base salary, hourly rate or other base rate of pay, (iv) whether eligible for any commission, bonus or other incentive based compensation, (v) the primary work location of each such employee (city, state or province, and country), (vi) whether classified by the applicable Target Company Group Member as exempt or non-exempt under applicable wage and hour Laws, (vii) whether full-time or part-time, and (viii) their hire date.

(d)          The Seller has provided a correct and complete census of all individual, natural person independent contractors providing services for the Target Company Group as of the date of this Agreement, which includes (i) a description of the services they provide, (ii) the Target Company Group Member that engages them or through which they are engaged, (iii) a description of the compensation terms for any independent contractors, (iv) their primary work location (city, state or province, and country), (v) the approximate average number of hours they provide services for the Target Company Group per month, (vi) their first date of services for the Target Company Group Member by which they are engaged, and (vii) whether they are subject to a written agreement with the Target Company Group.

(e)          In the past three (3) years, no Target Company Group Member has implemented or effectuated any “plant closing” or “mass layoff” (in each case, as defined in an applicable WARN Act). In the past ninety (90) days, no Target Company Group Member has had more than fifteen (15) employees at any “single site of employment” suffer an “employment loss” (in each case, as defined in an applicable WARN Act).

(f)           Schedule 4.16(f) sets forth a complete and correct list of each material Employee Benefit Plan. With respect to each of the Employee Benefit Plans listed in Schedule 4.16(f), to the extent applicable, the Target Company Group Members have provided Buyer with correct and complete copies of the following: (i) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by applicable Law; and (ii) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Employee Benefit Plan.

(g)          Except as set forth on Schedule 4.16(g), each Employee Benefit Plan has been established, maintained, funded and administered in compliance with its terms and applicable Laws except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred that would reasonably be expected to adversely affect such plan’s qualified status. No Employee Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) in each case that is subject to Section 412 of the Code or Title IV of ERISA and no Target Company Group Member currently or in the past five (5) years has contributed to or had an obligation to contribute to, any Multiemployer Plan. As of the Closing Date, no Target Company Group Member has any contingent liability under ERISA on account of its relationship with any ERISA Affiliate of the Target Company Group.

(h)          Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated by this Agreement, either alone or in combination with another event, would: (i) entitle any current or former employee or other individual service provider of a Target Company Group Member to any payment of compensation or benefits; (ii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (i); or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(i)            No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee or other individual service provider of the Target Company Group Members would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(j)         No Target Company Group Member has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.

(k)          No Employee Benefit Plan provides for and no Target Company Group Member has any obligation to provide post-retirement or other post-employment medical, life or other welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”), or (ii) coverage through the end of the calendar month in which a termination of employment occurs.

4.17         Intellectual Property.

(a)          The Target Company Group owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license agreement or other written agreement, all material Intellectual Property used in or necessary for the conduct of the Business as currently conducted, free and clear of all Liens (other than Permitted Liens).

(b)           Schedule 4.17 sets forth a list of all applications and registrations for Intellectual Property owned by any Target Company Group Member. All such applications and registrations are exclusively owned by a Target Company Group Member and are subsisting and, with respect to patents and other registrations, are valid and enforceable.

(c)          The operation of the Business does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the intellectual property rights of any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business.

(d)          The Target Company Group has taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the Business, except where failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business.

4.18       Permits. Except as set forth on Schedule 4.18 (and excluding any tariffs or other authorizations subject to regulation by FERC, which are addressed in Section 4.23), for the past three (3) years, the Target Company Group Members or EPIC Operating have had and have all (a) material permits and (b) other material Authorizations necessary to conduct the Business as it is currently operated (clauses (a) and (b), collectively, the “Business Permits”). Except as set forth on Schedule 4.18: (i) all Business Permits are valid, binding and enforceable in accordance with their terms and in full force and effect in all material respects; (ii) the Target Company Group Members are and, for the past three (3) years have been, in compliance in all material respects with the terms and conditions of each Business Permit; (iii) no Proceeding, deficiency notice, demand or notice of any challenge (including with respect to the suspension or cancellation of any Business Permit) is pending or, to the Knowledge of the Seller, threatened in writing, that challenges the legality, validity or enforceability of any Business Permit; and (iv) no Target Company Group Member has received written or, to the Knowledge of the Seller, oral, notice from any Governmental Authority of an actual or potential violation in any material respect or revocation of any Business Permit.

4.19       Related Party Contracts. Schedule 4.19 sets forth a true, correct and complete list of all Related Party Contracts to which the Seller or any of its Affiliates is a party and all amendments, modifications and supplements thereto as of the Closing Date. Except as set forth on Schedule 4.19 or as explicitly stated in this Agreement, (a) no obligations, Contracts (including Related Party Contracts) or other Liabilities exist between any Target Company Group Member, on the one hand, and the Seller or any of its Affiliates, on the other hand and (b) neither the Seller nor any of its Affiliates is a party to any other commitment, arrangement or transaction with any Target Company Group Member or has any interest in any assets (tangible or intangible) or properties used or held for use in the Business or by any Target Company Group Member or has any payable, receivable or other account owing to or from any Target Company Group Member.

4.20      Imbalances. Except as set forth on Schedule 4.20, there are no material Hydrocarbon imbalances associated with the Assets or the Business as of the Closing Date.

4.21      Absence of Changes. Except as set forth in Schedule 4.21 or as expressly required by the Transaction Documents, since the Balance Sheet Date, (a) the Business has been conducted in all material respects in the ordinary course of business, (b) there has not been any change, event, occurrence, development or condition, that, individually or in the aggregate, has had a material adverse effect on the Target Company Group or the Business and (c) no Target Company Group Member has:

(i)            sold, swapped, exchanged, encumbered, abandoned, permitted to lapse, discontinued, licensed, assigned, transferred, leased or otherwise disposed of any of its Assets with a fair market value in excess of $1,000,000 individually or $5,000,000 in the aggregate, except for: (A) dispositions of obsolete or immaterial equipment; (B) the sale of Hydrocarbons or other short term inventory to the extent such Hydrocarbons or short term inventory were not necessary for the operation the Business, in the ordinary course of business; or (C) sales, transfers, leases or other disposals to any Target Company Group Member;

(ii)          made any capital expenditures in excess of $2,500,000 individually or $10,000,000 in the aggregate;

(iii)         directly or indirectly merged, combined, amalgamated or consolidated with, purchased any Equity Interests in, or by any other manner acquired, any Person or any division or business or material properties or assets of any Person;

(iv)          (A) transferred, offered, issued, sold, delivered, pledged, encumbered, granted, assigned, redeemed, disposed of, purchased or otherwise acquired the Interests or any other Equity Interests of any Target Company Group Member, or permitted any Lien on, directly or directly, the Interests or any other Equity Interests of the Target Company Group; or (B) adjusted, split, combined, exchanged, subdivided, recapitalized, converted or reclassified any of the Interests or Subsidiary Interests;

(v)          terminated or waived the performance of any material obligation under any Material Contract;

(vi)          (A) changed its fiscal year or any material method of Tax accounting; (B) changed or revoked any material Tax election; (C) settled or compromised any claim, notice or assessment in respect of material Taxes; (D) filed any material amended Tax Return; (E) entered into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement; (F) surrendered any right to claim a material Tax refund; or (G) filed any material extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment other than in the ordinary course of business;

(vii)        amended a Target Company Group Member’s Organizational Documents in any manner;

(viii)       adopted a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(ix)         other than in the ordinary course of business, asserted, waived, compromised, assigned, released, settled or agreed to settle any pending or threatened Proceeding or agreed to any remedies with respect to any pending or threatened Proceeding, other than waivers, compromises, settlements or agreements that involve the payment of monetary damages not in excess of $500,000;

(x)           other than as permitted by the terms of any Employee Benefit Plan as of the date hereof or as required by applicable Law: (A) established, adopted, materially amended or terminated any material Employee Benefit Plan (other than (1)  ordinary course changes to any Employee Benefit Plan that was a group health or welfare plan (excluding severance plans) that did not materially increase the cost to any member of the Target Company Group with respect to such benefits (2) at-will offer letters entered into with individuals who were hired in accordance with this paragraph (x), (3) in connection with Section 6.10(d) of this Agreement); (B) materially increased or accelerated or committed to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of a Target Company Group Member under any Employee Benefit Plan; (C) established, adopted, negotiated, terminated, entered into or amended any Collective Bargaining Agreement (except for renewals made in the ordinary course of business on terms substantially similar to any existing Collective Bargaining Agreements), (D) except as expressly contemplated in this Agreement, hired, engaged, furloughed, laid off or terminated (other than any termination for cause and replacement of individuals terminated for cause) the employment of any employee, consultant, officer or director whose annual base salary or annual base wages exceeded $200,000; or (E) granted or announced any material cash, severance or equity or equity-based incentive awards or other material compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of a Target Company Group Member whose annual base salary or annual base wages exceeded $200,000;

(xi)         other than extensions of credit in the nature of accounts receivable or notes receivable, in each case, in the ordinary course of business, made any loans or advances to any other Person;

(xii)        declared, set aside or paid any dividends on, or made any other distribution in respect of the Interests or any other Equity Interests of the Target Company Group, except for cash dividends or other cash distributions declared and paid prior to the Calculation Time;

(xiii)       (A) created, incurred, guaranteed or assumed any Indebtedness (other than intercompany Indebtedness owing by one Target Company to another Target Company or any Indebtedness under the Existing Credit Agreement) or otherwise became liable or responsible for the obligations of any other Person that remain outstanding as of the Closing Date or (B) mortgaged, pledged, granted a lien on or otherwise encumbered any of its assets, tangible or intangible, or create or permit any Lien thereupon, other than Permitted Liens;

(xiv)      entered into any material new line of business or discontinued any material line of business;

(xv)        entered into, amended, terminated or assigned any Lease involving aggregate payments in excess of $2,000,000 over the life of the Lease;

(xvi)       removed or reduced linefill or tank bottoms below the amounts necessary to operate the Business in the ordinary course of business; or

(xvii)     authorized, made or entered into an agreement or Contract, in writing or otherwise, to take any of the foregoing actions.

4.22      Sufficiency of the Assets. Except as set forth on Schedule 4.22, the Assets constitute all of the rights, permits, properties and other assets that are necessary for and sufficient to conduct the Business immediately following the Closing in all material respects as currently conducted by the Target Company Group.

4.23       Regulatory Compliance. Each Target Company Group Member listed on Schedule 4.23  (the “Regulated Entity”) is subject to regulation by FERC as a common carrier under the ICA and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business, during the past three (3) years has been in compliance with all rules and regulations issued by the ICA related to the Assets or the Business. To the Seller’s Knowledge, the Regulated Entity has on file with FERC all tariffs necessary to comply with, and consistent with, their obligations under the ICA and any FERC order issued under the ICA. Except as set forth on Schedule 4.23, no rate or charge that has been or is being collected by any of the Regulated Entities is subject to complaint, protest, refund, or is pending final resolution of any proceeding, inquiry, appeal or investigation. Except as set forth on Schedule 4.23, there are no ongoing regulatory or administrative proceedings pending, or to Seller’s Knowledge, threatened in writing, regarding compliance by the Regulated Entity with the ICA, any FERC order issued under the ICA, or any of their respective tariffs, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group or the Business.

4.24	Corruption; Bribery; Sanctions.

(a)          Since January 1, 2022, each Target Company Group Member has owned and operated its business (including the Business) in compliance with all Anti-Corruption Laws, Anti-Money Laundering Legislation and Economic Sanctions/Trade Laws.

(b)          Since January 1, 2022, each Target Company Group Member and such Target Company Group Member’s directors, officers, employees and, to the Knowledge of the Seller, any other Person performing work on behalf of the Target Company Group Member, in each case in their capacity as such, have not, directly or indirectly, made, offered, promised or authorized, or caused to be made offered, promised or authorized, any payment, contribution, gift, favor or anything else of value (including any facilitation payment), to any Person in violation of the Anti-Corruption Laws.

(c)          Since January 1, 2022, no Target Company Group Member has not been the subject of any Proceeding by any Governmental Authority with respect to any violation or possible violation of Anti-Corruption Laws, Anti-Money Laundering Legislation or Economic Sanctions/Trade Laws.

4.25	Privacy and Cybersecurity.

(a)          The Target Company Group Members maintain and are in compliance with, and in the past three (3) years have maintained and been in compliance with: (i) all applicable Laws relating to the privacy and/or security of Personal Information; (ii) the Target Company Group’s privacy policies and notices; and (iii) the Target Company Group’s contractual obligations concerning the privacy and/or security of Personal Information and software (clauses (i) through (iii) collectively, “Target Privacy Obligations”), in each case of clauses (i) through (iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Target Company Group or the Business. There are no actions by any person (including any Governmental Authority) to which a Target Company Group Member is a named party or, to the Knowledge of the Seller, threatened in writing against a Target Company Group Member by any Person alleging a violation of any Target Privacy Obligations.

(b)          The Target Company Group Members have implemented and at all times maintained commercially reasonable and legally compliant administrative, technical and physical safeguards designed to protect the software of the Business and all confidential and sensitive information (including trade secrets) and Personal Information in the Target Company Group’s possession or control against unauthorized access, use, loss, modification, disclosure or other misuse (each, a “Security Incident”). No Target Company Group Member has in the past three (3) years: (i) suffered any material Security Incident; or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against a Target Company Group Member.

4.26          Disclaimer.

(a)          Notwithstanding anything to the contrary in this Agreement, neither the Seller nor the Target Company Group Members make any representation or warranty in any provision of this Agreement or otherwise, other than those representations and warranties expressly set forth in this Article III and Article IV (subject to the limitations in this Section 4.26).

(b)          FURTHER, EXCEPT (I) AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), (II) IN ANY OTHER TRANSACTION DOCUMENT OR (III) IN THE EVENT OF FRAUD, THE SELLER AND EACH TARGET COMPANY GROUP MEMBER, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM (AND BUYER EXPRESSLY DISCLAIMS RELIANCE UPON) (X) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS, THE ASSETS OR THE INTERESTS, (B) ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE ASSETS, OR THE INTERESTS, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE ASSETS OR THE INTERESTS AND (D) ANY OTHER DUE DILIGENCE INFORMATION; (Y) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES; AND (Z) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). WITHOUT LIMITING BUYER’S RIGHTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE EVENT OF FRAUD, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE BUYER SHALL BE DEEMED TO BE ACQUIRING THE INTERESTS, (AND, INDIRECTLY, THE ASSETS), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” BUT SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 4.26 SHALL EXPRESSLY SURVIVE THE CLOSING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BUYER

The Buyer represents and warrants to the Seller as follows:

5.1         Organization, Good Standing, and Authority.

(a)          The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. The Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except any failure to have such power and authority as would not reasonably be expected to constitute a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.

(b)           The Buyer has the full right, power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party and to purchase the Interests from the Seller at the Closing. The execution, delivery and performance of this Agreement and the Transaction Documents to which the Buyer is or shall be a party have been duly authorized by all requisite limited liability company action on the part of the Buyer. This Agreement and the Transaction Documents to which the Buyer is or shall be a party have been or will be duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other parties to this Agreement and the Transaction Documents, this Agreement and such Transaction Documents constitute or will constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

5.2         Consents. There are no consents or approvals that the Buyer is required to obtain to consummate the Transactions.

5.3         No Conflicts. Neither: (a) the execution and delivery by the Buyer of this Agreement, any Transaction Documents to which Buyer is a party, or any instrument required by this Agreement or any Transaction Documents to which Buyer is a party to be executed and delivered by Buyer at the Closing; nor (b) the performance by the Buyer of its obligations under this Agreement or any Transaction Documents to which Buyer is a party will require any consent under, conflict with, violate or breach the terms of, cause a material default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the Interests under: (i) the Organizational Documents of the Buyer; (ii) any Contract or other instrument to which the Buyer is a party or by which it or any of its properties or assets are bound, or (iii) assuming the Authorizations and Notifications referred to in Section 4.3 are duly and timely obtained, any Law or Order applicable to the Buyer, in each case other than such matters in the foregoing clauses (ii) and (iii) as would not constitute a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.

5.4         Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened in writing against or affecting the Buyer or any Subsidiary of the Buyer that, individually or in the aggregate, would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of the Buyer to consummate the Transactions.

5.5         Solvency. Immediately after giving effect to the Transactions, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses (including Transaction Expenses), the Buyer, its Subsidiaries and the Target Company Group will be Solvent.

5.6         Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by or, to the Knowledge of the Buyer, threatened in writing against the Buyer.

5.7         Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the Transactions or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of the Buyer or any of its Affiliates.

5.8	Investment Intent.

(a)          The Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution of the Interests, nor with any present intention of distributing or selling the same, and the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Interests.

(b)          The Buyer is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act. The Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and the Target Company Group. The Buyer is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Interests and the Target Company Group.

5.9	Sufficiency of Funds.

(a)           Buyer has sufficient cash, available lines of credit or other sources of immediately available funds in an aggregate amount necessary to: (i) to pay in cash the Estimated Purchase Price in accordance with the terms of this Agreement and all other amounts to be paid by Buyer under this Agreement to consummate the Transactions; and (ii)  to satisfy all other fees, costs and expenses incurred by Buyer in connection with the Transactions required to be satisfied at Closing.

(b)          The Buyer acknowledges and agrees that its obligations to consummate the Transactions are not in any way contingent upon or otherwise subject to the availability or receipt of any debt or equity financing to the Buyer.

(c)          No part of the funds paid by the Buyer pursuant to this Agreement has been, or is, directly or indirectly derived from, or related to, any activity that contravenes any applicable Anti-Money Laundering Legislation.

5.10         Independent Evaluation. THE BUYER ACKNOWLEDGES AND AGREES THAT: (A) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS AND THE TARGET COMPANY GROUP’S ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS; (B) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE TARGET COMPANY GROUP FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS; (C) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN ACQUISITION OF THE INTERESTS AND AN INVESTMENT IN THE TARGET COMPANY GROUP; (D) IT HAS RELIED SOLELY ON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV AND IN ANY TRANSACTION DOCUMENT; (E) IT SPECIFICALLY DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OTHER THAN THOSE CONTAINED IN ARTICLE III AND ARTICLE IV AND IN ANY TRANSACTION DOCUMENT; AND (F) (I) NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY THE SELLER OR ANY OTHER PERSON AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE TARGET COMPANIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV AND IN ANY TRANSACTION DOCUMENT AND (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND SIMILAR MATERIALS AND INFORMATION, THE BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, THE BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ANY AND ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN DELIVERED OR MADE AVAILABLE TO IT OR ANY OF ITS REPRESENTATIVES AND THE BUYER HAS NOT RELIED, WILL NOT RELY AND EXPRESSLY DISCLAIMS RELIANCE ON ALL SUCH INFORMATION. NOTHING IN THIS SECTION 5.10 SHALL LIMIT THE ABILITY OF ANY PARTY TO BRING A CLAIM OR CAUSE OF ACTION AGAINST ANY PARTY IN THE CASE OF FRAUD.

ARTICLE VI

COVENANTS

6.1	Tax Matters.

(a)	Tax Returns; Post-Closing Tax Actions.

(i)            Seller shall (A) prepare and file, or cause to be prepared and filed, all Pass-Through Tax Returns for Crude LP and Crude GP for any Pre-Closing Tax Period that are required to be filed (taking into account any applicable extensions) after the Closing Date (the “Pre-Closing Tax Returns”) in a manner consistent with the past practices (including reporting positions, jurisdictions, elections, and accounting and valuation methods) of Crude LP and Crude GP except to the extent otherwise required by applicable Tax Law, (B) deliver a copy of each such Pre-Closing Tax Return to the Buyer for its review and comment no later than 30 calendar days prior to the due date for filing such Pre-Closing Tax Return (taking into account any applicable extensions) and (C) incorporate reasonable comments received from the Buyer at least 10 days prior to the due date for filing any such Pre-Closing Tax Return (taking into account any applicable extensions).

(ii)            Buyer shall (A) prepare and file, or cause to be prepared and filed, all Pass-Through Tax Returns for Crude LP and Crude GP for a Straddle Period, if any, in a manner consistent with the past practices (including reporting positions, jurisdictions, elections, and accounting and valuation methods) of Crude LP and Crude GP except to the extent otherwise required by applicable Tax Law and (B) deliver a copy of each such Pass-Through Tax Return to Seller for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed) no later than 30 calendar days prior to the due date for filing such Pass-Through Tax Return (taking into account any applicable extensions). Buyer shall timely file, or cause to be timely filed, each such Pass-Through Tax Return as so approved.

(iii)          To the extent applicable, the Seller and Buyer agree that (i) all items of income, gain, loss, deduction and credit of Crude LP and Crude GP for the Straddle Period shall be allocated as of the end of the Closing Date in accordance with Section 706 of the Code and (ii) all transaction tax deductions arising from costs and expenses paid or otherwise economically borne by the Seller, if any, shall be allocated to the portion of such Straddle Period ending on and including the Closing Date pursuant to Section 706 of the Code, in each case, to the extent permitted by Law at a “more likely than not” or higher level of comfort.

(iv)          Except as otherwise required by applicable Law, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer and its Affiliates (including the Target Company Group) shall not, and Buyer shall use commercially reasonable efforts to cause each Target Company Group Member not to, with respect to any Target Company Group Member: (A) re-file, amend, or otherwise modify (or cause to be re-filed, amended or otherwise modified) any Tax Return relating to any Pre-Closing Tax Period or Straddle Period; (B) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of a Target Company Group Member for a Pre-Closing Tax Period or Straddle Period; (C) engage in any voluntary disclosure or similar process or initiate communications with any Taxing Authority with respect to Taxes or Tax Returns for a Pre-Closing Tax Period or Straddle Period, including in jurisdictions in which the applicable Target Company Group Member has not filed Tax Returns or paid Taxes; (D) extend or waive, or cause or permit to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or Straddle Period of a Target Company Group Member; or (E) make, revoke or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Tax Period or Straddle Period of any Target Company Group Member, in each case, to the extent such action (or inaction) (1) could reasonably be expected to cause Seller or any of its Affiliates to be liable for any additional Taxes (including amounts for which Seller is liable under this Agreement) or (2) could decrease the amount of any Tax refunds or credits to which the Seller is entitled.

(b)          Cooperation. In connection with the preparation of Tax Returns, seeking of any Tax refunds, any audit examination or administrative or judicial Proceeding relating to Taxes attributable to any Target Company Group Member for any Pre-Closing Tax Period or Straddle Period, the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party. Without limiting the generality of the foregoing, such cooperation shall include furnishing or making available, during normal business hours, any records, information, personnel (as reasonably required), books of account or other materials reasonably relevant or helpful for the preparation of such Tax Returns or the conduct of any Tax audit, examination or administrative or judicial Proceeding. Notwithstanding anything to the contrary in this Agreement, the Buyer agrees to: (i) retain all books and records with respect to Tax matters pertinent to the Target Company Group relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations and any extension of the applicable statute of limitations for the respective taxable periods; (ii) abide by all record retention agreements entered into with any Taxing Authority; (iii) give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records; and (iv) if the Seller so requests, allow the Seller to take possession of, or (if elected by the Seller) copy, such books and records at its own expense.

(c)         Tax Contests. Buyer shall notify the Seller within 10 calendar days of receipt of a notice of, or upon becoming aware of, any pending or threatened Tax audit, assessment, litigation or other similar Proceeding in respect of any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period (a “Pass-Through Tax Contest”). Seller shall, at Seller’s sole cost and expense, control any such Pass-Through Tax Contest. Notwithstanding the foregoing, Seller shall: (i) keep the Buyer reasonably informed with respect to any such Pass-Through Tax Contest; (ii) allow the Buyer to reasonably participate, at the Buyer’s sole cost and expense, in any such Pass-Through Tax Contest; and (iii) not settle or compromise (or consent to or cause to be settled or compromised) any such Pass-Through Tax Contest without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall control any other Tax audit, assessment, litigation or other similar Proceeding in respect of Taxes of the Target Company Group. In the case of any conflict between the provisions of this Section 6.1(c) and Article VIII, this Section 6.1(c) shall control.

(d)           Push-Out Election. Notwithstanding anything in this Agreement to the contrary, in connection with any Imputed Underpayment resulting from any adjustment by any Taxing Authority to any items of either Crude LP or Crude GP with respect to any Pass-Through Tax Returns for a Pre-Closing Tax Period or Straddle Period, at the election of Buyer, the Parties shall cause such entities to make a timely and valid “push out” election under Section 6226 of the Code (and any similar provision of state or local Law), and the Parties shall take any actions reasonably necessary to effectuate such election.

(e)           Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, the Buyer and the Seller shall be equally responsible for any and all Transfer Taxes. The Buyer shall be responsible for all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey the Assets to the Buyer. The Parties shall timely prepare and file all Tax Returns required to be filed with respect to such Transfer Taxes. The Parties shall use their commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Tax that could be imposed to the extent permitted under applicable Law.

(f)           Treatment of Payments. All payments made under this Agreement shall be treated for U.S. federal income Tax purposes as adjustments to the Final Purchase Price, except as otherwise required by Law.

6.2          Continuation of Indemnity; D&O Tail Coverage.

(a)           The Buyer acknowledges that: (i) each Person that, prior to the Closing, served as a director, officer or manager of any Target Company Group Member or who, at the request of any Target Company Group Member, served as a director, officer or manager of another corporation, partnership, joint venture, trust or enterprise (collectively, with such Person’s heirs, executors or administrators, the “D&O Indemnified Persons”) is entitled to indemnification, expense reimbursement and advancement and exculpation to the extent provided in the Organizational Documents of the Target Company Group in effect as of the Closing Date (“D&O Provisions”); (ii) for a period of six years after Closing, unless required by Law, no amendment or modification to any such D&O Provisions shall adversely affect in any manner the D&O Indemnified Persons’ rights, or any Target Company Group Member’s obligations with respect to such D&O Indemnified Persons, with respect to claims arising from facts or events that occurred on or before the Closing. Without limiting the foregoing, for a period of six years after Closing, unless required by Law, the Buyer shall not, and shall not permit any Target Company Group Member to, amend, repeal or modify any provision in the Target Company Group Members’ Organizational Documents in a manner that would adversely affect the rights of the D&O Indemnified Persons relating to the indemnification, expense reimbursement and advancement and exculpation by the Target Company Group, with respect to claims arising from facts or events that occurred on or before the Closing. Notwithstanding anything to the contrary contained in this Agreement, the foregoing shall not require any Person to be indemnified for such Person’s criminal conduct or Fraud.

(b)          The Seller has caused the Target Companies to procure and maintain in effect for a period of six years after the Closing: (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by or on behalf of the Target Company Group; and (ii) “run-off” coverage as provided by any Target Company Group Members’ fiduciary and employee benefit policies (or such policies if maintained on behalf of the Target Company Group) (collectively, the “D&O Tail Policy”). The D&O Tail Policy shall be effective from a period from Closing through and including the date that is six years after the Closing with respect to claims arising from facts or events that occurred on or before the Closing. The D&O Tail Policy shall contain substantially the same coverage and amounts as, and terms and conditions no less advantageous in the aggregate than the coverage currently provided by the Target Company Group’s current policy of directors’ and officers’ liability insurance. The “run-off” coverage included in the D&O Tail Policy shall have terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Target Company Group Members’ existing policies or such policies maintained on their behalf. Notwithstanding anything to the contrary in the foregoing, in no event shall the Target Companies expend an aggregate premium amount for the D&O Tail Policy in excess of three hundred percent (300%) of the annual premiums currently paid by the Target Companies for such directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the foregoing, if the annual premiums of such insurance coverage exceed such amount, the Target Companies shall obtain the D&O Tail Policy with the greatest coverage available for a cost not exceeding such amount.

(c)           If the Buyer or any Target Company Group Member or any of their respective successors or assigns consolidates with or merges into any other Person or transfers all or substantially all of its assets or properties to any Person, then Buyer shall cause the successors and assigns of the Buyer or the applicable Target Company Group Member, as the case may be, to honor in full the obligations set forth in this Section 6.2.

(d)           The Buyer, on behalf of itself and, following the Closing, the Target Company Group, acknowledges and agrees that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. The Buyer, on behalf of itself and, following the Closing, the Target Company Group, agrees that with respect to the D&O Indemnified Persons and the obligations set forth in this Section 6.2: (i) from and after the Closing, the Buyer and the Target Company Group shall be the indemnitors of first resort; (ii) the obligations of any such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such D&O Indemnified Person are secondary to the obligations of the Buyer and the Target Company Group; (iii) from and after the Closing, the Buyer and the Target Company Group shall be (A) required to advance the full amount of expenses incurred by any such D&O Indemnified Person; and (B) liable for the full indemnifiable amounts, in each case in accordance with this Section 6.2 without regard to any rights any such D&O Indemnified Person may have against any such other Person; and (iv) the Buyer and the Target Company Group shall irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect of such claims.

(e)          The Buyer, on behalf of itself and, following the Closing, the Target Company Group, further agrees that no advancement or payment by any of such other Persons on behalf of any such D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from the Buyer or the Target Company Group shall affect the foregoing. Such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Person against the Buyer and the Target Company Group.

6.3           R&W Insurance Policy.

(a)          Buyer has obtained the buyer-side representation and warranty insurance policy (including both the primary and related excess policies, the “R&W Insurance Policy”) substantially in the form attached to this Agreement as Exhibit B, which will be bound as of the Closing Date. The Buyer shall not amend, modify or waive the subrogation provisions in the R&W Insurance Policy benefitting the Seller or any direct or indirect past or present equityholder, member, partner, employee, director, manager or officer (or the functional equivalent of any such position of the Seller) in any manner that is adverse to such Person without the prior written consent of the Seller.

(b)          The R&W Costs shall be borne and paid by the Buyer.

6.4           Fees and Expenses.

(a)          The Buyer shall pay and be fully responsible for all Buyer Responsibility Amounts.

(b)          Except as provided in Section 6.4(a) or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective Party incurring such fees and expenses.

6.5           Retention of Records by the Seller.

(a)          As of the Closing, through its ownership of the Target Companies, Buyer shall own all books and records of or relating to the Business or the Target Companies (the “Business Records”). Notwithstanding the foregoing, the Business Records shall not include, and the Seller may retain, the following after the Closing Date: (i) any books and records that are solely related to the business of the Seller; (ii) emails sent or received by Employees prior to Closing that are not material or necessary to the ongoing ownership and operatorship of the Business or that are readily available in another format; and (iii) any valuations or estimates with respect to the Interests or any other Equity Interests in any Target Company Group Member, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies. To the extent any Business Records are not in the possession or control of the Target Companies, for so long as Seller is in existence, Seller shall, upon prior written notice from Buyer, promptly provide Buyer reasonable access to such Business Records that are related to the ongoing ownership and operatorship of the Business, in each case, that are not otherwise possessed or controlled by the Target Companies.

(b)          For a period of five years after the Closing Date, the Buyer will grant to the Seller (or their Representatives) reasonable access following reasonable advance notice to the Buyer at all reasonable times to the pre-Closing books and records (including the Business Records) of the Target Company Group. Buyer will also afford the Seller and its Representatives the right to make copies of the pre-Closing books and records of the Target Company Group at the Seller’s sole expense to the extent reasonably requested by Seller in connection with the preparation of the Seller’s, its limited partners or their respective Affiliates’ financial statements or Tax Returns, or in connection with any third-party inquiry, audit or investigation, any dispute or litigation (other than any dispute or litigation involving Buyer or its Affiliates). This Section 6.5(b) shall not require the Buyer or its Affiliates to permit any access, or to disclose any information which Buyer determines, after consulting with counsel, (i) that Buyer or its Affiliates is prohibited from providing to the Seller by applicable Law (including any applicable Law relating to antitrust issues); (ii) the disclosure of which would jeopardize any applicable privilege (including the attorney-client privilege or the work-product doctrine) available to the Buyer or any of its Affiliates relating to such information; or (iii) that the Buyer or any of its Affiliates is advised to keep confidential by reason of any Contract with any Third Party. Notwithstanding the foregoing, the Buyer and its Affiliates shall cooperate with any reasonable requests for, and use commercially reasonable efforts to make, waivers or reasonable and appropriate substitute disclosure arrangements (including redacting information or entering into joint defense arrangements), in each case, that would enable the applicable disclosure under circumstances in which the restrictions of the preceding sentence apply. Such access shall not unreasonably interfere with the business or operations of the Buyer or its employees. The Buyer will maintain the pre-Closing books and records of the Target Company Group in accordance with the Buyer’s document retention policies, and at least until the fifth anniversary of the Closing Date.

(c)          The Seller shall be permitted to remove and retain any and all books and records (including any electronic books and records) of the Seller from any of the Target Company Group Members’ facilities to the extent not related to the operation of the business of the Target Company Group. From and after the Closing, the Seller and its Affiliates (other than the Target Company Group) shall, and shall cause their respective Representatives to, maintain in confidence and not use in any manner any written, oral or other information relating to the Target Company Group or the Business obtained prior to the Closing Date or obtained from the Buyer or its Affiliates pursuant to this Section 6.5 or otherwise.

6.6           Public Announcements. Each Party agrees that, except to the extent (a) such Party believes in good faith is necessary to comply with the requirements of applicable Law or applicable securities exchange rules and regulations upon the advice of legal counsel or (b) included in investor presentations, customary ratings agency presentations, analyst or earnings calls or filings with the United States Securities and Exchange Commission, neither such Party nor any of its Affiliates or Representatives shall (i) make any press or other public release or announcement concerning the Transactions or concerning the existence or subject matter of this Agreement without the written consent of each other Party, or (ii) disclose the name of the Seller without the consent of the Seller, in each case, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any press or other public release for which advance approval is not required in accordance with the foregoing, reasonable written notice and a copy of such release, announcement or communication will be provided to each other Party prior to issuing the same, and the first Party will reasonably cooperate with each other Party with respect to the timing, manner, and content of such release, announcement or communication.

6.7           Insurance.

(a)          At the Closing, those certain Material Insurance Policies listed on Schedule 6.7 shall be transferred to Buyer as of the Closing.

(b)          Following the Closing until the eighteen (18) month anniversary of Closing, Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer on any claim by or on behalf of the Target Company Group for insurance coverage under occurrence-based insurance policies currently or previously maintained by Seller or its Affiliates (on behalf of and for the benefit of the Target Company Group) in respect of any Loss arising from events that occurred or were alleged to have occurred prior to the Closing (other than with respect to the Specified Matters) (each a “Pre-Closing Occurrence”). Seller shall not, and shall cause its Affiliates not to, exclude or remove any Target Company Group Member from coverage that may be available under any such insurance policies. Seller shall reasonably cooperate with Buyer in, and use commercially reasonable efforts to, pursue the collection of all insurance proceeds in respect of claims made by Buyer or any Target Company Group Member with respect to any Pre-Closing Occurrence.

(c)          Buyer shall, or shall cause the Target Companies to, pay, incur and bear sole responsibility for costs incurred in making a claim under an insurance policy with respect to a Pre-Closing Occurrence, including any expenses, costs of filing a claim and deductibles resulting from or reasonably allocable to any such claim. Buyer shall, or shall cause the Target Companies to pay Seller, within thirty (30) Business Days after a written and reasonably documented demand therefor received from the Seller, for any reasonable out-of-pocket costs borne by Seller in connection with its obligations under Section 6.7(b).

(d)          Notwithstanding anything in this Section 6.7 to the contrary, Buyer acknowledges and agrees that: (i) the Seller and its Affiliates shall have no liability for any failure to recover any proceeds for Pre-Closing Occurrences provided the Seller or its applicable Affiliates exercise the required efforts set forth in this Section 6.7, to obtain such coverage; (ii) neither the Seller nor its Affiliates shall have any obligation to maintain Material Insurance Policies in place or to initiate litigation against any insurer to contest the denial of coverage by such insurer in relation to any Pre-Closing Occurrences; and (iii) neither the Seller nor its Affiliates shall have any obligation maintain to any employees or personnel to service the obligations set forth in this Section 6.7.

6.8           Further Assurances; Compliance with Law. Following the Closing, without further consideration, each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement in compliance with all applicable Laws and regulations.

6.9           Business Marks. Whether pursuant to this Agreement or otherwise, Buyer acknowledges and agrees that it does not obtain any right, title or interest in, or license or any other right whatsoever to use, the Business Marks. As soon as practicable following the Closing (and in any event within 60 days after the Closing), the Buyer shall make any and all filings with any office, agency or body to effect the elimination of any use of the Business Marks from the company names of any Target Company Group Members. As soon as practicable following the Closing (and in any event within 180 days after the Closing), the Buyer shall remove, cover or conceal all Business Marks from all assets of the Target Company Group. Furthermore, the Buyer shall take all other actions necessary to accomplish the obligations set forth in the foregoing of this Section 6.9. The Buyer shall not challenge the ownership of the Business Marks or any application for registration of the Business Marks or any registration the Business Marks or any rights of the Seller or its Affiliates in the Business Marks as a result, directly or indirectly, of its ownership of the Target Company Group. The Buyer shall not do any business or offer any goods or services under or using the Business Marks. The Buyer shall not send, or cause or permit any of its Affiliates to send, any correspondence or other materials to any Person on any stationery that contains or reflects any Business Marks. All of the obligations set forth in this Section 6.9 shall be at the sole cost and expense of the Buyer.

6.10         Employees.

(a)          By no later than the date that is fifteen (15) Business Days after the Closing Date, Buyer shall, or shall cause its Affiliate to, make a written offer of employment to each Field Employee other than the Excluded Field Employees, on the terms set forth in this Section 6.10 (each an “Employment Offer”). Such Employment Offer shall provide for a period of three (3) Business Days in which such Field Employee may accept or reject such offer, shall be on an “at-will” basis and shall be expressly contingent on such Field Employee’s successful completion (as determined by Buyer, consistent with applicable law and its treatment of other similarly situated applicants or new hires) of Buyer’s lawful, standard pre-hire drug screening, background check processes and fit-for-duty testing (the “Screening Requirements”) and provide for employment to be effective as of 12:01 a.m. Central Time on December 1, 2025 (the “Transfer Date”). Additionally, the terms of each Employment Offer may be determined by Buyer in its discretion, provided that (A) each Employment Offer will provide for a role with duties and responsibilities that are substantially similar to those applicable to the applicable Field Employee during his or her employment with Seller or its Affiliate as of the Closing Date and (B) each Employment Offer will provide for employment at a work location substantially similar to the location at which the Field Employee works as of the Closing Date. Any such Field Employee who accepts employment with Buyer or any of its Affiliates pursuant to an offer described in this Section 6.10 and assumes employment with Buyer or any of its Affiliates as of the Transfer Date, will be referred to as a “Transferring Employee”.

(b)          Notwithstanding the foregoing, with respect to any Field Employee who has accepted Buyer’s or any of its Affiliates’ offer of employment, and who is on a leave of absence as of the Transfer Date (such Field Employee, an “On-Leave Employee”), the employment of such On-Leave Employee with Buyer or any of its Affiliates shall be effective as of the date such On-Leave Employee is released to return to work and reports to active employment with Buyer or any of its Affiliates (provided that such date is not later than ninety (90) days following the Transfer Date or such later time as may be required by applicable law) (the “On-Leave Transfer Date”). Buyer agrees to notify Seller regarding whether the Field Employees to which it has made or caused to be made an offer of employment have accepted or rejected such offer. Any Field Employee who accepts Buyer’s or any of its Affiliates’ offer of employment, but who (i) does not successfully complete, as determined by Buyer in good faith, the Screening Requirements, if any, or (ii) does not actually commence employment with Buyer or any of its Affiliates, shall not be a Transferring Employee. Each Transferring Employee shall be deemed to terminate employment with EPIC Operating as of 11:59 pm Central Time on the day prior to the Transfer Date or the On-Leave Transfer Date, as applicable.

(c)          Seller or its Affiliates shall retain and be responsible for any and all Liabilities in respect of: (i) current and former employees of Seller or its Affiliates who are not Transferring Employees, whether arising before, on or after the Closing; (ii) each Transferring Employee to the extent relating to, or arising with respect to, any period prior to the Transferring Employee’s Employment Transfer Date. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to or shall be construed to require (i) Seller or any of its Affiliates to continue to maintain a group health plan for any period of time following the end of the applicable service period under the Transition Services Agreement or (ii) Buyer or any of its Affiliates to offer COBRA continuation coverage or any other health plan coverage to any employee of the Seller or its Affiliates (or spouse or dependent thereof), other than the Transferring Employees (and their spouses and dependents).

(d)          With respect to each Transferring Employee, during the period beginning on the date such Transferring Employee becomes employed with Buyer or one of its Affiliates (the “Employment Transfer Date”) and ending on the one (1)-year anniversary of such date, the Buyer shall or shall cause its Affiliates to take all actions necessary so that each Transferring Employee who remains employed with the Buyer (the “Continuing Employees”) receives: (i) total cash compensation, including a base salary or annual wage rate, as applicable, and cash bonus opportunity, that is substantially similar, in the aggregate, to the total cash compensation provided to similarly situated employees of Buyer and its Affiliates (provided that the base salary or annual wage rate, as applicable, provided by Buyer to each Continuing Employee shall be no less than the base salary or annual wage rate, as applicable, provided to such Continuing Employee immediately prior to such Continuing Employee’s Employment Transfer Date); and (ii) employee health and welfare and retirement benefits (excluding any equity-based plans and programs, severance, deferred compensation arrangements, change in control, retention or similar benefits, defined benefit pension or post-employment health or welfare benefits) that are no less favorable, in the aggregate, than those provided to similarly situated new-hire employees of Buyer and its Affiliates (but after giving effect to Section 6.10(e) of this Agreement). The Buyer or its applicable Affiliate shall cause each Field Employee that becomes a Transferring Employee to be provided with severance and termination benefits as set forth in Schedule 6.10(d).

(e)          The Buyer shall or shall cause its Affiliates to provide Continuing Employees with service credit for eligibility, level of vacation, paid time off and severance benefits and vesting purposes under any benefit or compensation plan, program, policy, contract, agreement or arrangement maintained following the Closing by the Buyer or any of its Affiliates to the same extent and for the same purposes as credited as of the Closing under the corresponding benefit plan maintained by Seller or its Affiliates. Notwithstanding the foregoing, such service credit will not apply for purposes of any defined benefit pension or retiree welfare benefit plan or to the extent it would result in a duplication of benefits. The Buyer shall use commercially reasonable efforts to cause to be waived any welfare benefit applicable waiting periods, pre-existing condition exclusions or actively-at-work requirements and to give Continuing Employees credit under any new or modified welfare benefit coverages for any deductibles, co-insurance and out-of-pocket payments that have been paid under a group health plan maintained by Seller or its Affiliates during the plan year in which the Closing occurs.

(f)           The Seller or its Affiliate shall pay, or cause to be paid, to each Transferring Employee who, as of immediately prior to the Closing Date, is eligible for an annual bonus for 2025 an annual bonus payment in respect of the 2025 performance period calculated based on actual performance through the Closing Date, as determined by Seller or its applicable Affiliate in good faith, and pro-rated based on the number of days elapsed in the 2025 performance period prior to the Closing Date (each, a “Prorated 2025 Bonus”). The Prorated 2025 Bonuses will be paid within ten (10) Business Days following the Closing Date. Seller shall be solely responsible for all costs and expenses associated with the Prorated 2025 Bonuses, including the employer portion of the employment and payroll Taxes payable in connection therewith and any Employee Benefit Plan contributions that may be required as a result thereof.

(g)          Nothing contained in this Section 6.10, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, policy, contract, agreement or arrangement; (ii) shall alter or limit the Buyer’s ability to amend, modify or terminate any particular benefit or compensation plan, program, policy, contract, agreement or arrangement; (iii) is intended to confer upon any current or former employee or other service provider any right to employment or continued employment for any period of time or any right to a particular term or condition of employment or (iv) is intended to confer upon any individual, including employees, other service providers, retirees, or dependents or beneficiaries of employees or other service providers or retirees, any right as a third-party beneficiary of this Agreement.

6.11         Buyer Parent Guaranty.

(a)          Buyer Parent irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, (i) the full and timely performance of all obligations of the Buyer that may arise under this Agreement and any other Transaction Documents and (ii) the full and timely payment of any amounts due and payable by the Buyer under the provisions of this Agreement after the Closing Date, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (collectively, the “Buyer Obligations”). The Buyer Obligations are valid and in full force and effect and constitute the valid and binding obligation of Buyer Parent, enforceable in accordance with this Section 6.11.

(b)          The Buyer Obligations are a guaranty of payment and performance, and not of collection, and Buyer Parent acknowledges and agrees that the obligations, covenants, agreements and duties of Buyer Parent under this Agreement shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of the Buyer, or the merger or consolidation of the Buyer with any other Person. Notwithstanding the foregoing, or anything express or implied in this Section 6.11 or otherwise, the Buyer Obligations shall terminate and Buyer Parent shall have no further obligations with respect to the Buyer Obligations as of the earliest to occur of (i) the date that such Buyer Obligations have been fully paid or finally and completely resolved in accordance with the terms of this Agreement or (ii) a written agreement between the Buyer and the Seller terminating the obligations and liabilities of Buyer Parent under this Section 6.11.

(c)          Buyer Parent represents and warrants to Buyer as follows: (i) the representations and warranties contained in Sections 5.1, 5.2 and 5.3 are true and correct as of the Closing Date, applying such representations and warranties to Buyer Parent mutatis mutandis; and (ii) Buyer Parent has or has immediately available access to, and, for so long as this Section 6.11 shall remain in effect in accordance with its terms, Buyer Parent shall have or have immediately available access to, funds sufficient to satisfy all of its obligations under this Agreement.

(d)          Buyer Parent shall not transfer or assign, in whole or in part, any of its obligations under this Section 6.11. Buyer Parent acknowledges and agrees that the terms of Article VII and Article IX shall apply to Buyer Parent as if it were entering into this Agreement as Buyer.

6.12         Hydrocarbon Inventory.

(a)          On November 1, 2025, the Seller and the Buyer caused certain of their Representatives to conduct a measurement of the Hydrocarbon volumes contained in the Assets as of 7:00 a.m. Central Time, which measurement was in accordance with the Inventory Measurement Procedures attached as Exhibit E-2 (such measurement, the “Inventory Measurement”).

(b)          If the Hydrocarbon volumes determined in connection with the Inventory Measurement are less than the Hydrocarbon volumes owed to a Third Party by any Target Company Group Member, then the Final Hydrocarbon Inventory Value shall be revised downward (relative to the Estimated Hydrocarbon Inventory Value) to account for such shortfall. If, as a result of such shortfall, the Buyer or any of its Affiliates is required to purchase Hydrocarbons in order to deliver crude oil volumes owed to one or more Third Parties, the Final Hydrocarbon Inventory Value shall be zero (0), and the Final Purchase Price shall be decreased by an amount equal to forty-five percent (45%) of the cost of the Hydrocarbons that the Buyer or such Affiliate, as applicable, purchase in the open market in order to deliver Hydrocarbon volumes owed to such Third Parties (such amount, the “Hydrocarbon Inventory Shortfall”). For the avoidance of doubt, any such amounts of Hydrocarbon Inventory Shortfall shall be determined without duplication of any amounts in the calculation of Working Capital.

6.13         Confidentiality.

(a)          The Seller Confidentiality Agreement and the EPIC Operating Confidentiality Agreement shall terminate at the Closing and shall be of no further force or effect and all obligations thereunder will terminate.

(b)          The Seller shall maintain in confidence (other than disclosure to its Representatives), and shall use commercially reasonably efforts to cause its Affiliates and Representatives to maintain in confidence, any written, oral or other information provided by or relating to (i) Buyer and its Affiliates, and (ii) the Target Company Group Members or the Business whether obtained by the Seller or any of its Affiliates or Representatives before, on or after the Closing Date (collectively, “Buyer Confidential Information”), in each case, until the date that is eighteen (18) months after the Closing Date, except that the requirements of this Section 6.13(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by the Seller or its Affiliates or Representatives in a manner not permitted hereby, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is reasonably necessary to be disclosed in connection with any Proceeding or any dispute with respect to this Agreement (including any response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Proceeding), (iv) any such information was or becomes available to the Seller or its Affiliates or Representatives on a non-confidential basis and from a source (other than Buyer or any of its Affiliates or the Target Company Group Members or its or their respective Representatives) that is not bound by a confidentiality obligation with respect to such information, or (v) any such information disclosed (A) to any of Seller or its Affiliates’ direct or indirect current equityholders or Representatives for purposes of compliance with Seller or its Affiliates’ direct or indirect current equityholders’ respective reporting obligations or (B) to any of Seller or its Affiliates’ direct or indirect current or prospective equityholders or Representatives in connection with Seller or its Affiliates’ direct or indirect current or prospective equityholders’ financing, fundraising or marketing activities or fund reporting. In the event that the Seller or any of its Affiliates or Representatives are required by Law or any Proceeding to disclose any Buyer Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, the Seller or such Affiliate or Representative shall provide Buyer with notice as promptly as practicable of any such requirement so that Buyer may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, the Seller or such Affiliate or Representative is nonetheless required to disclose any Buyer Confidential Information, the Seller or such Affiliate or Representative may disclose only that portion of the Buyer Confidential Information that is required to be disclosed; provided, however, that the Seller or such Affiliate or Representative shall use commercially reasonable efforts to cooperate with Buyer in its efforts to obtain (at Buyer’s sole expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Buyer Confidential Information. None of the Seller or its Affiliates or Representatives shall oppose any action by Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded Buyer Confidential Information.

(c)          Buyer shall maintain in confidence (other than disclosure to its Representatives), and shall use commercially reasonable efforts to cause its Affiliates and Representatives to maintain in confidence, any written, oral or other information relating to the Seller or any of its Affiliates provided to Buyer or any of its Affiliates or Representatives in connection with the Transactions (collectively, “Seller Confidential Information”), in each case, until the date that is eighteen (18) months after the Closing Date, except that the requirements of this Section 6.13(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates or any of Buyer’s Representatives in a manner not permitted hereby, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority and any filings with the Securities and Exchange Commission or any other disclosure required for compliance with applicable listing standards of the Nasdaq Global Select Market), (iii) any such information is reasonably necessary to be disclosed in connection with any Proceeding or any dispute with respect to this Agreement (including any response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Proceeding) or (iv) any such information was or becomes available to Buyer or its Affiliates or any of Buyer’s Representatives on a non-confidential basis and from a source (other than the Seller or any of its Affiliates or its Representatives) that is not bound by a confidentiality obligation with respect to such information. In the event that Buyer or any of its Affiliates or Representatives are required by Law or any Proceeding to disclose any of the Seller Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, Buyer or such Affiliate or Representative shall provide the Seller with notice as promptly as practicable of any such requirement so that the Seller may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Seller, Buyer or such Affiliate or Representative shall nonetheless be required to disclose any of the Seller Confidential Information, Buyer or such Affiliate or Representative may disclose only that portion of the Seller Confidential Information that is required to be disclosed. Notwithstanding the foregoing, Buyer or such Affiliate or Representative shall use commercially reasonable efforts to cooperate with the Seller in its efforts to obtain (at the Seller’s sole expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Seller Confidential Information. None of Buyer or its Affiliates or Representatives shall oppose any action by the Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Seller Confidential Information.

6.14         Cash. Following the Calculation Time, other than as contemplated by the Transition Services Agreement, neither Seller nor any of its Affiliates or Representatives shall pay, cause to be paid or enter into any agreement that would obligate any Target Company Group Member to pay, any Cash to any other Person, or distribute any Cash from the bank account of any Target Company Group Member to any other Person.

6.15         Data Room. Within fourteen (14) Business Days following the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer at least six (6) thumb drives or other electronic storage devices containing (a) true, complete and correct contents, as of the Closing Date, of the Data Room and (b) true, complete and correct copies of all land records previously made available to Buyer.

ARTICLE VII

SURVIVAL AND REMEDIES

7.1           No Survival. Except for the Buyer’s rights to indemnification with respect to the matters described in Article VIII, which shall survive the Closing, each of the representations, warranties, covenants and agreements of the Parties set forth in this Agreement will terminate as of the Closing. Consequently, neither the Buyer, nor any of its Affiliates shall have any claim for breach of any representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) that may be brought with respect to the applicable documents after the Closing, except in the case of Fraud. Notwithstanding the previous sentence, each covenant and agreement to be performed at or after the Closing, will, in each case and to such extent, expressly survive the Closing until the last date for performance of such covenant or agreement as provided in such covenant or agreement. No Party shall have any liability or other obligation with respect to any such surviving covenant after it expires in accordance with its terms. The Parties acknowledge and agree that nothing in this Section 7.1 shall be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement until fully performed. The Parties further acknowledge and agree that Buyer will also be liable for any covenant or agreement requiring performance by the Target Company Group after the Closing. For the avoidance of doubt, nothing in this Agreement will limit or affect the Buyer’s or any of its Affiliates’ liability for the failure to pay the full Final Purchase Price or pay any other amounts payable by it as and when required by this Agreement, including any adjustment payments to the Estimated Purchase Price pursuant to Section 2.5. Except for Fraud and pursuant to Article VIII, the Buyer’s sole and exclusive source of recovery for any Losses due to a breach or misrepresentation of any representation and warranties of the Seller or the Target Company Group in this Agreement or in any instrument delivered by the Seller or the Target Company Group pursuant to this Agreement shall be recovery from the insurance coverage provided by the R&W Insurance Policy. Except for Fraud and pursuant to Article VIII, in no event will the Buyer or any of its Affiliates make (or be entitled to make) a claim for indemnification pursuant to this Agreement in respect of any Loss resulting from (a) any breach or misrepresentation of any representation and warranty of the Seller or the Target Company Group pursuant to this Agreement or any instrument delivered by the Seller or the Target Company Group pursuant to this Agreement or (b) any other matter. The agreements contained in this Article VII are an integral part of the Transactions and, without the agreements set forth in this Article VII, none of the Parties would enter into this Agreement.

7.2           Waiver and Release; Disclaimer.

(a)          Effective as of the Closing and except to the extent set forth in this Article VII and Article VIII, each of the Buyer, on the one hand, and the Seller, on the other hand, on their own behalf and on behalf of each of their respective Affiliates (each, a “Releasor”), unconditionally and irrevocably acquit, remise, waive, discharge and forever release to the fullest extent permitted by Law (i) in the case of the Buyer and its Affiliates (including, following the Closing Date, the Target Company Group), the Seller, its Affiliates (excluding the Target Company Group) and its Representatives (collectively, the “Seller Released Parties”) and (ii) in the case of the Seller and its Affiliates (excluding the Target Company Group), the Buyer, its Affiliates (including the Target Company Group) and their respective Representatives (collectively, the “Buyer Released Parties”), in each case, from any and all Claims and Liabilities of any kind or nature whatsoever, as to facts, conditions, transactions, events, omissions or circumstances relating to the ownership of the Target Company Group or the ownership or operation of the Assets occurring, arising or existing on or prior to the Closing or in connection with the consummation of the Transactions (the “Released Claims and Liabilities”). Each Party further covenants and agrees not to bring or threaten to bring or otherwise join in any Claim against any of the Seller Released Parties or the Buyer Released Parties, as applicable, that in any way arises out of, relates to, results from or is in connection with any Released Claims and Liabilities. The Parties represent that none of the applicable Releasors has assigned any such Claims to any Person. Except with respect to Fraud, on behalf of itself and the applicable Releasor, each Party expressly covenants and agrees that neither it nor any other Releasor shall seek (and shall cause each other Releasor not to seek) to recover any amounts in connection with any Released Claims and Liabilities from any of the Seller Released Parties or the Buyer Released Parties, as applicable. Notwithstanding the foregoing, this Section 7.2 shall not affect the rights of (i) the Seller, the Buyer or the Target Company Group under this Agreement or the other Transaction Documents or (ii) the Seller under its Organizational Documents, any Related Party Contracts (other than any Related Party Contracts that are terminated at Closing), any indemnity or advancement of expenses entitlements, or any D&O Tail Policy.

(b)          Notwithstanding the foregoing, the Released Claims and Liabilities acquitted, remised, discharged and released pursuant to this Section 7.2(b) shall not include any rights of any Person under this Agreement or the other Transaction Documents, including rights to (i) recovery from the insurance coverage provided by the R&W Insurance Policy, (ii) make a Claim pursuant to Article VIII and (iii) make a Claim based on Fraud.

(C)         WITHOUT LIMITING THE EXPRESS RIGHTS AND REMEDIES SET FORTH IN THIS AGREEMENT, THE BUYER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR HYDROCARBON MIDSTREAM OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED BY THE ASSETS MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED BY THE ASSETS; AND (III) THE ASSETS HAVE BEEN USED FOR THE TRANSPORTATION AND STORAGE OF HYDROCARBONS AND THERE MAY BE PETROLEUM, NORM, ASBESTOS WASTES OR OTHER HAZARDOUS OR TOXIC MATERIALS OR SUBSTANCES LOCATED IN, ON OR UNDER OR ASSOCIATED WITH THE ASSETS; NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF PIPE, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE EQUIPMENT LOCATED ON THE REAL PROPERTY OR INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM AND OTHER WASTES OR HAZARDOUS OR TOXIC MATERIALS OR SUBSTANCES; NORM-CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS MATERIALS OR SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT; AND SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS OR SUBSTANCES FROM THE ASSETS. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN ARTICLE III AND ARTICLE IV; (A) THE BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT: (1) NEITHER THE SELLER NOR ANY OF THE TARGET COMPANY GROUP MEMBERS ARE MAKING OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, (AND THE BUYER EXPRESSLY DISCLAIMS RELIANCE ON ANY OF THE FOREGOING) IN RESPECT OF THE SELLER, THE INTERESTS, THE ASSETS, THE TARGET COMPANY GROUP MEMBERS, OR THE TARGET COMPANY GROUP’S BUSINESSES, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE TARGET COMPANY GROUP FURNISHED TO THE BUYER OR THE BUYER’S REPRESENTATIVES OR MADE AVAILABLE TO THE BUYER OR THE BUYER’S REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER; AND (2) NO REPRESENTATIVE OF THE SELLER OR THE TARGET COMPANY GROUP (OR ANY OF THEIR RESPECTIVE AFFILIATES) HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES IN THIS AGREEMENT PROVIDED; (B) THE BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT THE SELLER AND THE TARGET COMPANY GROUP HAVE SPECIFICALLY DISCLAIMED AND DO SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (C) THE BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY THE SELLER OR THE TARGET COMPANY GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT AND THE BUYER HAS NOT RELIED UPON THE ABSENCE OF A DISCLOSURE OF ANY SPECIFIC FACT; AND (D) THE BUYER IS ACQUIRING THE INTERESTS SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR EXCLUSIVE REMEDIES AS SET FORTH IN THIS ARTICLE VII.

(d)          EXCEPT AS EXPRESSLY SET OUT IN ARTICLE III OR ARTICLE IV, THE SELLER AND THE TARGET COMPANY GROUP MAKE NO REPRESENTATION, COVENANT, OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, (AND BUYER EXPRESSLY DISCLAIMS RELIANCE ON THE FOREGOING OTHER THAN AS SET FORTH IN ARTICLE III AND ARTICLE IV) AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO, OR MADE AVAILABLE TO, THE BUYER WITH RESPECT TO: (I) THE TARGET COMPANY GROUP, INCLUDING ANY DESCRIPTION OF THE TARGET COMPANY GROUP, THE ASSETS OR PRICING ASSUMPTIONS; OR (II) FUTURE REVENUES, RESULTS OF OPERATIONS, OR OTHER RESULTS WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED TO, OR MADE AVAILABLE TO, THE BUYER BY OR ON BEHALF OF THE SELLER, AND THE BUYER ACKNOWLEDGES THAT: (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS; (B) THE BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES; AND (C) THE BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED.

ARTICLE VIII

INDEMNIFICATION

8.1           Indemnification Obligations. Subject to the provisions of this Article VIII, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer from and against all Losses that are asserted against or that are incurred by the Buyer and each of its Affiliates and its and their respective directors, employees, officers, partners and equity holders and each of their respective successors and assigns (including, for the avoidance of doubt, the Target Company Group) (collectively, the “Buyer Indemnified Parties”) arising from or out of or relating to the matters set forth on Schedule 8.1. If a Buyer Indemnified Party delivers written notice to the Seller for a claim for indemnification or recovery within the applicable survival period, such claim, and the indemnification therefor, as provided in this Article VIII, shall survive until satisfied, otherwise finally resolved or judicially determined.

8.2           Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)          With respect to any claim asserted against a Buyer Indemnified Party by a Third Party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 8.1, such Buyer Indemnified Party shall promptly (and in any event within thirty (30) days after becoming aware of such Third-Party Claim) notify the Seller of the Third-Party Claim and transmit to the Seller a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served on such Buyer Indemnified Party with respect to such Third-Party Claim (if any) and the basis of the Buyer Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Buyer Indemnified Party’s indemnification hereunder, except to the extent the Seller can demonstrate it is actually and materially prejudiced by such delay or omission and then only to the extent of such actual and material prejudice.

(b)          The Seller shall, at the Seller’s sole cost and expense, control the defense of the Buyer Indemnified Party against such Third-Party Claim in accordance with this Section 8.2(b). Notwithstanding the foregoing, the Buyer Indemnified Party shall control the defense of a Third-Party Claim if (i) such Third-Party Claim seeks equitable or non-monetary relief or is a criminal or quasi-criminal claim, (ii) such Third-Party Claim alleges Losses materially in excess of the Seller’s maximum indemnification obligations under this Agreement or (iii) such Third-Party Claim involves a claim that, in the good faith judgment of the Buyer Indemnified Party, the Seller failed or is failing to vigorously prosecute or defend (each of the foregoing clauses (i) – (iii), an “Exception Claim”). Notwithstanding anything to the contrary in this Section 8.2, (x) Seller shall retain all defense related to and control of the Specified Matters and (y) following the written request of Seller, Buyer and the Target Companies shall promptly reimburse Seller for fifty-five percent (55%) of Seller and its Affiliates reasonable and documented out-of-pocket costs incurred in defending the Specified Matters. For any Third-Party Claim other than an Exception Claim, the Seller shall have the right to defend such Third-Party Claim with counsel selected by the Seller (which shall be reasonably satisfactory to the Buyer Indemnified Party), by all appropriate Proceedings, to a final conclusion or settlement at the discretion of the Seller in accordance with this Section 8.2(b). The Seller shall have full control of such defense and Proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Seller shall not consent to the entry of any Order or enter into any settlement agreement, without the written consent of the Buyer Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Seller and the Buyer Indemnified Party shall have no liability with respect to any such entry or settlement effected without its consent. If reasonably requested by the Seller, the Buyer Indemnified Party shall, at the sole cost and expense of the Seller, cooperate with the Seller and the Seller’s counsel in contesting any Third-Party Claim that the Seller elects to contest, including the making of any reasonably related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Buyer Indemnified Party may otherwise participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Seller pursuant to this Section 8.2(b), with the Seller reasonably cooperating with the Buyer Indemnified Party and accommodating such participation, and the Buyer Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, if, in the reasonable opinion of counsel for the Buyer Indemnified Party, there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Seller and the Buyer Indemnified Party, then the Buyer Indemnified Party shall be entitled to retain a single firm to serve as its own counsel, at its sole cost and expense.

(c)          If (i) the Seller is not entitled to assume the defense of a Third-Party Claim or (ii) the Third-Party Claim is or at any time becomes an Exception Claim, then the Buyer Indemnified Party shall be entitled to control the defense or settlement of such Third-Party Claim with counsel selected by the Buyer Indemnified Party. If the Buyer Indemnified Party assumes the defense of a Third-Party Claim under the foregoing circumstances, then the Seller shall reimburse the Buyer Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices. In such circumstances, the Buyer Indemnified Party shall defend any such Third-Party Claim in good faith and a diligent manner and shall have full control of such defense and Proceedings. The Seller may participate in, but not control, any defense or settlement controlled by the Buyer Indemnified Party pursuant to this Section 8.2(c), with the Buyer Indemnified Party reasonably cooperating with the Seller and accommodating such participation, and the Seller shall bear their own costs and expenses with respect to such participation.

(d)          Subject to the other provisions of this Article VIII, in the event that a Buyer Indemnified Party determines that it has a claim for indemnifiable Losses against the Seller hereunder (other than as a result of a Third-Party Claim), the Buyer Indemnified Party shall give prompt written notice thereof to the Seller, specifying, in reasonable detail, the amount of such claim, the nature and basis of the alleged breach or act giving rise to such claim and all relevant facts and circumstances relating thereto. Failure to timely provide such notice shall not affect the right of the Buyer Indemnified Party’s indemnification under this Agreement, except to the extent the Seller can demonstrate they are actually and materially prejudiced by such delay or omission and then only to the extent of such actual and material prejudice. The Seller shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. During such thirty (30) day period, the Buyer Indemnified Party shall provide the Seller with reasonable access to its books and records during normal business hours to the extent reasonably necessary for the sole purpose of allowing the Seller a reasonable opportunity to verify any such claim for indemnifiable Losses. If the Seller informs the Buyer Indemnified Party in writing following the notice of a claim that the Seller disputes the Seller's liability with respect to any such claim, the Buyer and the Seller shall negotiate in good faith for no less than thirty (30) Business Days to resolve such dispute. If no such agreement can be reached after good faith negotiation during the thirty (30) Business Day period in accordance with the foregoing, the Buyer or the Seller may exercise rights for dispute resolution in accordance with Article IX.

(e)          To the extent a Buyer Indemnified Party recovers Losses in respect of a claim of indemnification under this Article VIII, no other Buyer Indemnified Party shall be entitled to recover the same Losses in respect of the same claim for indemnification unless the Losses of such other Buyer Indemnified Party actually differ and are not in any way duplicative.

8.3           Limitations on Liability.

(a)          Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of the Seller arising out of, under or relating to indemnification under this Article VIII exceed: (i) with respect to the Other Indemnifiable Matters, *****; and (ii) with respect to the Specified Matters, an amount equal to the Specified Matters Cap. Notwithstanding the foregoing, this Section 8.3(a) shall not apply to any claims based on Fraud.

(b)          The amount of any Losses subject to indemnification under this Article VIII shall be reduced or reimbursed, as the case may be, by any Third Party insurance proceeds (net of any deductible or co-payment and all reasonable and documented out of pocket costs related to such recovery) or other recoveries, in each case, actually received or realized by the relevant Buyer Indemnified Party with respect to such Losses. If a Buyer Indemnified Party actually receives an amount under Third Party insurance coverage or otherwise recovers any amount with respect to Losses that were the subject of indemnification under this Article VIII at any time subsequent to indemnification provided under this Agreement, then such Buyer Indemnified Party shall promptly reimburse the Seller to the extent of the amount received (net of any deductible or co-payment, the Buyer Indemnified Party's reasonable estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery) but only to the extent that the amounts so received are less than or equal to the amounts actually paid by the Seller to the Buyer Indemnified Party for such Losses. Notwithstanding the foregoing, in no event shall such Buyer Indemnified Party have any obligation under this Agreement to (i) remit any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the Seller with respect to such Losses or (ii) make, or cause any Subsidiary to make, any insurance claim or to pursue any recovery from any insurance carrier or Third Party with respect thereto.

(c)          Subject to the limitations in this Section 8.3, following the final determination of the amount of any indemnifiable Losses to which a Buyer Indemnified Party is entitled pursuant to this Article VIII, (i) the Indemnity Holdback Amount shall be reduced by the amount of such Losses payable by the Seller to such Buyer Indemnified Party and (ii) if the Indemnity Holdback Amount is equal to $0, the Maximum Earnout Amount shall be reduced by the amount of any such remaining Losses (such reduction to the Maximum Earnout Amount not to exceed the caps set forth in Section 8.3(a)), payable by the Seller to such Buyer Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the sole source of recovery for any indemnification obligation of Seller pursuant to Section 8.1 shall be the Indemnity Holdback Amount or the offset to the Maximum Earnout Amount pursuant to this Section 8.3(c).

(d)          The indemnity of any Buyer Indemnified Party (including, for the avoidance of doubt, any Target Company Group Member) in this Article VIII shall be for the benefit of and extend to Buyer in accordance with the terms set forth in this Agreement. No Buyer Indemnified Party (including, for the avoidance of doubt, any Target Company Group Member) other than Buyer shall have any rights against the Seller under the terms of this Article VIII except as may be exercised on its behalf by the Buyer pursuant to this Article VIII. The Buyer may elect to exercise or not exercise indemnification rights under Article VIII on behalf of the other Buyer Indemnified Parties affiliated with it (including, for the avoidance of doubt, any Target Company Group Member) in its sole discretion and shall have no liability to any such other Buyer Indemnified Party for any action or inaction under Article VIII.

8.4           Indemnity Period. Except as set forth below, the period during which claims for Losses to be recovered under this Article VIII shall commence at the Closing and terminate at the Indemnity Release Time (the “Indemnity Period”).

8.5           Indemnity Holdback Amount Release. Upon the occurrence of the Holdback Release Time, the Seller and the Buyer shall issue joint written instructions to the Escrow Agent to release all of the remaining Indemnity Holdback Amount then held by the Escrow Agent to the Seller in accordance with Escrow Agreement and the wire transfer instructions designated in such joint written instructions.

8.6           Purchase Price Adjustments. The Parties agree to treat, to the extent permitted by applicable Law, all payments made pursuant to this Article VIII as adjustments to the Final Purchase Price for U.S. federal and applicable state income Tax purposes.

ARTICLE IX

MISCELLANEOUS

9.1           Assignment. Neither Party may assign this Agreement or any of its rights or obligations arising under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may assign any or all of its rights and interests under this Agreement to an Affiliate or to any of its lenders as collateral security without the prior consent of the other Party except that the Buyer may not transfer or assign its rights, interests or obligations under this Agreement, in whole or in part, to any entity domiciled, organized or incorporated in the State of Texas. Nothing in this Agreement is intended to limit the ability of the Buyer to assign its rights to the insurer under the R&W Insurance Policy pursuant to the subrogation provisions of the R&W Insurance Policy. Subject to the preceding sentences of this Section 9.1, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.1, shall be null and void.

9.2           Amendments and Waiver. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by each of the Buyer and the Seller, which instrument specifically states that it amends, supersedes or cancels this Agreement. Notwithstanding the foregoing, no amendment or modification of Section 6.11 shall be effective against Buyer Parent without the prior written consent of Buyer Parent. Any of the terms of this Agreement and any condition to a Party’s obligations under this Agreement may be waived only in writing by that Party specifically stating that it waives a term or condition of this Agreement. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character. Nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

9.3           Entire Agreement. This Agreement (together with any Exhibits and Schedules to this Agreement), the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant to this Agreement or the Transaction Documents contain the entire understanding of the Parties with respect to the Transactions. This Agreement (together with any Exhibits and Schedules to this Agreement) and the Transaction Documents supersede all prior agreements, arrangements and understandings relating to the subject matter of this Agreement other than the Confidentiality Agreement, which is ratified by the Parties.

9.4           Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.5           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by email or other electronic transmission (including in portable document format (.pdf)), and delivery of the executed signature page by such method will be deemed to have the same effect as if an original signature had been delivered to the other Parties.

9.6            Governing Law and Dispute Resolution.

(a)          Governing Law. THE LAWS OF THE STATE OF DELAWARE SHALL EXCLUSIVELY GOVERN: (I) ALL DISPUTES, CLAIMS, CONTROVERSIES OR MATTERS BASED UPON, RELATED TO OR ARISING FROM THIS AGREEMENT (INCLUDING ANY TORT OR NON-CONTRACTUAL CLAIMS), OR ANY OF THE TRANSACTIONS; AND (II) ANY QUESTIONS CONCERNING THE CONSTRUCTION, INTERPRETATION, VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, IN EACH CASE WITHOUT GIVING EFFECT TO ANY CHOICE-OF-LAW OR CONFLICT-OF-LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)          Consent to Jurisdiction. Each of the Parties agrees that jurisdiction and venue in any suit, action, or proceeding brought by any party pursuant to this Agreement shall properly and exclusively lie in the Chancery Court of the State of Delaware sitting in Wilmington, Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any such court (the “Chosen Courts”). Nothing in this Section 9.6(b), however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each Party further agrees and covenants that no proceeding relating to this Agreement or the Transactions shall be brought by it except in the Chosen Courts. The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to: (i) the laying of venue of any proceeding arising out of or relating to this Agreement or the Transactions in the Chosen Courts; or (ii) that any such proceeding brought in the Chosen Courts has been brought in an inconvenient forum. Each Party agrees that a final judgment in any proceeding brought in the Chosen Courts shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(c)          Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, CLAIM, CONTROVERSY OR MATTER BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG SUCH PERSONS BY THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.7           Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given under this Agreement by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by e-mail (without notice of failed delivery) to the addresses of the Parties as follows:

If to the Buyer or the Target Company Group:

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Jeremy Goebel, Executive Vice President & Chief Commercial Officer

Email: jeremy.goebel@plains.com

and

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Richard McGee, Executive Vice President & General Counsel

Email: CorpLegalNotices@plains.com

with a copy to (which shall not constitute notice but shall be necessary for proper notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Nick S. Dhesi; Ryan J. Lynch

E-mail: ramnik.dhesi@lw.com; ryan.lynch@lw.com

If to the Seller:

EPIC Crude Parent, LP

c/o EPIC Midstream Holdings, LP

1000 Louisiana St., Suite 6500

Houston, Texas 77002

Attention: Brian Freed; Mike Garberding

Email: brian.freed@epicmid.com; mike.garberding@epicmid.com; legalnotices@epicmid.com

With a copy (which shall not constitute notice) to:

Ares Management LLC

1800 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Robert Kimmel; Eric Waxman; PE General Counsel

Email: rkimmel@aresmgmt.com; ewaxman@aresmgmt.com;

PEGeneralCounsel@aresmgmt.com

and

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention: Chad M. Smith, P.C.; William C. Eiland II; Jonathan Benloulou, P.C.

E-mail: chad.smith@kirkland.com; william.eiland@kirkland.com; jonathan.benloulou@kirkland.com or at such other address as a Party may designate by written notice to the other Party in the manner provided in this Section 9.7. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, e-mail transmission or personal delivery shall be deemed given on the date of actual delivery.

9.8           Conflict Waiver; Attorney-Client Privilege.

(a)          It is acknowledged by each of the Parties that Kirkland & Ellis LLP (“Seller Counsel”) represented the Seller and the Target Company Group in connection with the negotiation of this Agreement and the Transaction Documents. The Buyer agrees, on its own behalf, on behalf of its Affiliates and, effective as of the Closing, on behalf of the Target Company Group, that such representation and any prior representation of the Target Company Group by Seller Counsel shall not preclude Seller Counsel from serving as counsel to the Seller or any director, manager, member, equityholder, partner, officer or employee of the Seller, in connection with any litigation, Claim or obligation arising out of or relating to this Agreement, the Transactions or the Transaction Documents or in any other post-Closing matter in which the interests of any such Person or Persons and the Buyer or its Affiliates (including the Target Company Group) are adverse.

(b)          The Buyer shall not, and shall cause the Target Company Group not to, seek or have Seller Counsel disqualified from any such representation based upon the prior representation of the Target Company Group by Seller Counsel prior to Closing. Each of the Parties consents to and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection with the negotiation, execution and delivery of this Agreement. The covenants, consent and waiver contained in this Section 9.8 shall not be deemed exclusive of any other rights to which the Seller Counsel is entitled whether pursuant to law, contract or otherwise.

(c)          The Buyer and the Seller agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence attaching as a result of Seller Counsel’s representation of the Target Company Group in connection with the negotiation of this Agreement and the Transaction Documents and in connection with the Transactions and the Transaction Documents, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Seller and may be waived only by the Seller, and not by any Target Company, and shall not pass to or be claimed or used by the Buyer or the Target Company Group, except as provided in Section 9.8(d).

(d)          In the event that a dispute arises between the Buyer or the Target Company Group, on the one hand, and a Third Party other than the Seller or any of its Affiliates, on the other hand, the Target Company Group may assert the attorney-client privilege on behalf of the Seller to the extent necessary to prevent disclosure of privileged materials described in Section 9.8(c) to such Third Party. Notwithstanding the foregoing such privilege may be waived only with the prior written consent of the Seller.

9.9           Rules of Construction; Joint Drafting.

(a)          In construing and interpreting this Agreement, the following principles will be followed, in each case unless expressly provided otherwise in a particular instance: (i) terms defined in the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender and neuter forms; (iv) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement, unless expressly provided otherwise; (v) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (vi) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation” and words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (viii) references to “days” are to calendar days, unless the term “Business Days” is used; (ix) all references to money and monetary figures refer to the lawful currency of the United States unless otherwise specified; (x) references to the “other Party” from the perspective of the Buyer refers to the Seller, and from the perspective of the Seller refers to the Buyer; (xi) (A) any reference to any Contract (other than a Material Contract) are to that Contract as amended, supplemented, extended, restated, or otherwise modified from time to time; and (B) any reference to any Material Contract is to that Material Contract as amended, supplemented, extended, restated, or otherwise modified from time to time, to the extent such amendment, modification or supplement has been made available to Buyer; (xii) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated under such Law and shall include any amendments, modifications or supplements to such Law, including by succession of comparable successor statutes; (xiii) the phrase “made available”, “delivered” or words of similar import mean that the documents or information referred to have been posted at least one (1) Business Day prior to the Closing Date, to the electronic data site titled “Project Elephant” and hosted by Intralinks and established by the Seller and its Representatives (the “Data Room”) for the purpose of providing due diligence materials and information to the Buyer and its Representatives, or otherwise delivered by the Seller to the Buyer and its Representatives at least one (1) Business Day prior to the Closing Date; (xiv) the phrase “ordinary course” or “ordinary course of business” when used with respect to any Person means taking or refraining to take any action, if such action or inaction by such Person is consistent in all material respects with the past practices of such Person and is taken in the ordinary course of the operations of such Person; and (xv) each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

(c)          For the avoidance of doubt, each representation and warranty contained in this Agreement shall have independent significance. If a breach of an applicable representation or warranty has occurred, the fact that there exists another representation or warranty in this Agreement relating to the same subject matter (regardless of the relative levels of specificity) for which a breach has not occurred, shall not detract from or mitigate the breach that did occur.

9.10         No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between or among the Parties. This Agreement shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies under this Agreement, except that the Persons expressly specified in each of Section 6.2, Section 7.2 and Article VIII as third-party beneficiaries are each intended third-party beneficiaries of each such applicable provision and of this Section 9.10.

9.11         Specific Performance.

(a)          Each Party agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and waives: (a) any defenses in any Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity; and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)          If a Party brings an action for specific performance pursuant to this Section 9.11, and a court rules that any other Party breached this Agreement in connection with its failure to perform in accordance with this Agreement, then the breaching Party shall pay all of such Party’s costs and expenses (including attorneys’ fees) in connection with any actions to seek specific performance of the breaching Party’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of the Seller’s right to seek specific performance pursuant to this Section 9.11, reduce, restrict or otherwise limit the Seller’s rights to pursue all applicable remedies at law. Under no circumstances shall a Party be permitted or entitled to receive both a grant of specific performance, on the one hand, and payment of any monetary damages, on the other hand, other than such Party’s costs and expenses incurred in pursuing specific performance pursuant to this Section 9.11.

9.12         Disclosure Schedules. The Disclosure Schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience. The disclosure of an item in one section or subsection of such Disclosure Schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such Disclosure Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference to this Agreement, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on the face of such disclosure that such disclosed information is applicable. Additionally, for each of the Disclosure Schedules, the mere inclusion of an item in such Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Disclosure Schedules, that such information is required to be listed in such Disclosure Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has constituted, or is expected to constitute, a Target Material Adverse Effect, that such item actually constitutes noncompliance with, or a violation of, any Law, Authorization or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedules, unless otherwise defined in the Disclosure Schedules, shall have the meanings assigned to them in this Agreement.

9.13         Non-Recourse. Each Transaction Document shall be enforceable only against, and any Proceeding based upon, arising under, out of or in connection with or related in any manner to a Transaction Document, or the Transactions shall be brought only against the parties signatory of such documents, and then only with respect to the specific obligations set forth in such documents that are applicable to such party. No Person that is not a party to the applicable Transaction Document, including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the Transactions, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Law, each party: (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates; (b) waives and releases any and all claims, causes of action, rights, remedies, demands or actions that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER:

PLAINS BK HOLDCO LLC

By:	/s/ Jeremy Goebel
Name:	Jeremy Goebel
Title:	Executive Vice President	PAS
CAS

BUYER PARENT:

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner
By:	Plains AAP, L.P., its sole member
By:	Plains All American GP LLC, its general partner

By:	/s/ Jeremy Goebel
Name:	Jeremy Goebel
Title:	Executive Vice President	PAS
CAS

Signature Page to Equity Purchase Agreement

SELLER:

EPIC CRUDE PARENT, LP

BY:	EPIC MIDSTREAM HOLDINGS GP, LLC, ITS GENERAL PARTNER

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement